EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION

          THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is entered into as of this 16th day of February, 2006 (the “Agreement Date”), by and among VillageEDOCS, a California corporation (“VEDO”), VEDO Merger Sub, Inc., a Florida corporation and wholly-owned subsidiary of VEDO (“Merger Sub”), and GoSolutions, Inc., a Florida corporation (“GoSolutions”).

RECITALS

          A.          The parties intend that, subject to the terms and conditions hereinafter set forth, GoSolutions will merge with Merger Sub, with GoSolutions continuing as the Surviving Corporation of the merger, as defined below, and becoming a wholly-owned subsidiary of VEDO (the “Merger”), all pursuant to the terms and conditions of this Agreement, Articles of Merger in the form to be agreed to by VEDO and GoSolutions prior to the closing of the Merger (the “Articles of Merger”) and the applicable provisions of the laws of the State of Florida.

          B.          The respective Boards of Directors of GoSolutions, Merger Sub and VEDO have each (i) determined that the Merger is in furtherance of the short and long-term business strategy of each of the parties, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) determined to recommend that the respective stockholders of GoSolutions, Merger Sub and VEDO adopt and approve this Agreement and the Merger.

          C.          Concurrently with the execution of this Agreement, GoSolutions Equity, LLC, and GoSolutions stockholders, who together own at least 50.21% of the issued and outstanding capital stock of GoSolutions (the “Principal GoSolutions Stockholders”), each of whom are listed on Exhibit A hereto, are entering into Merger Voting Agreements with VEDO in the form attached as Exhibit B hereto (the “Merger Voting Agreement”), pursuant to which each of such Principal GoSolutions Stockholders have agreed (i) not to sell, transfer or otherwise dispose of their shares of GoSolutions capital stock, (ii) to vote in favor of the Merger, this Agreement and transactions provided for herein and against any alternative transaction, and (iii) prior to the Effective Time (as defined below) to exercise any GoSolutions Stock Options (as defined below) held by such Principal GoSolutions Stockholder.

          D.          Upon the effectiveness of the Merger, and subject to the terms hereof, (i) the outstanding shares of GoSolutions Common Stock, $0.001 par value per share (“GoSolutions Common Stock”) and GoSolutions Series A Convertible Redeemable Preferred Stock, $0.001 par value per share (“GoSolutions Class A Preferred Stock”) will be converted into shares of VEDO Common Stock, no par value per share (“VEDO Stock”); and (ii) all stock options, warrants, convertible notes, or compensation plan or other arrangement or agreement of GoSolutions pursuant to which GoSolutions has granted any rights to purchase any class of GoSolutions equity securities (collectively, the “GoSolutions Stock Options”), whether or not vested, shall fully accelerate and be terminated and extinguished upon the Effective Time (as defined in Section 1.2), and the holders of such GoSolutions Stock Options shall have no further rights with respect to such GoSolutions Stock Options.

          E.          The Merger is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

          In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE I

PLAN OF REORGANIZATION

          1.1        The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into GoSolutions in accordance with the applicable provisions of the laws of the State of Florida (the “Florida Law”), the separate corporate existence of Merger Sub shall cease, and GoSolutions shall continue as the Surviving Corporation. GoSolutions, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the “Surviving Corporation.”

          1.2         Effective Time. On the Closing Date (as defined below), VEDO and GoSolutions shall cause the Merger to be consummated by filing a duly executed and delivered Articles of Merger with the Florida Department of State, in such form as required by, and executed in accordance with the relevant provisions of, the Florida Law (the “Florida Law”) (the time of such filing being the “Effective Time”).

          1.3         Merger Consideration.

                       1.3.1     Conversion of GoSolutions Capital Stock

                         1.3.1.1 Common Stock. Each share of GoSolutions Common Stock issued and outstanding immediately prior to the Effective Time, other than shares, if any, for which appraisal rights have been or will be perfected in compliance with applicable law, and except for shares cancelled pursuant to Section 1.6(g) hereof, will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the right to receive (i) that number of fully paid and nonassessable shares of VEDO Common Stock which is equal to the quotient of 15,667,770 divided by the GoSolutions Fully Diluted Common Shares (as defined below), (ii) that number of Escrow Shares (as provided for herein and as defined below) which is equal to the quotient of the number of Escrow Shares released pursuant to the terms of the Escrow Agreement divided by the GoSolutions Fully Diluted Common Shares, and (iii) that number of Penalty Shares, if any, which is equal to the quotient of the number of Penalty Shares issued pursuant to Section 1.11 divided by the GoSolutions Fully Diluted Common Shares.

                          1.3.1.2 Class A Preferred Stock. Each share of GoSolutions Class A Preferred Stock issued and outstanding immediately prior to the Effective Time, other than shares, if any, for which appraisal rights have been or will be perfected in compliance with applicable law, and except for shares cancelled pursuant to Section 1.6(g) hereof, will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the right to receive (i) that number of fully paid and nonassessable shares of VEDO Common Stock which is equal to the quotient of 44,332,230 divided by the GoSolutions Fully Diluted Preferred Shares (as defined below), (ii) that number of Escrow Shares (as provided for herein and as defined below) which is equal to the quotient of the number of Escrow Shares released pursuant to the terms of the Escrow Agreement divided by the GoSolutions Fully Diluted Preferred Shares, and (iii) that number of Penalty Shares, if any, which is equal to the quotient of the number of Penalty Shares issued pursuant to Section 1.11 divided by the GoSolutions Fully Diluted Preferred Shares.

                         1.3.2     Conversion of Merger Sub Capital Stock. Each share of common stock of Merger Sub (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time by virtue of the Merger and at the Effective Time and without further action of the part of any holder thereof shall be converted into and become one fully paid and nonassessable share of GoSolutions Common Stock.

                         1.3.3     Dissenting Shares. Holders of shares of GoSolutions Common Stock and GoSolutions Series A Preferred Stock who have complied with all requirements for perfecting stockholders’ appraisal rights, as set forth under the Florida Law, shall be entitled to their rights under the Florida Law with respect to such shares (“GoSolutions Dissenting Shares”).

                         1.3.4     Escrow Shares. At the Closing, VEDO will escrow 6,000,000 shares of VEDO Common Stock (the “Escrow Shares”) subject to the terms of the Escrow Agreement (the “Escrow Agreement”) in the form attached hereto as Exhibit C. The Escrow Shares shall be withheld, on a pro rata basis, from the shares of VEDO Common Stock to be issued to the GoSolutions shareholders at Closing. GoSolutions Equity, LLC shall be the shareholder representative (the “Shareholder Representative”) with full power and authority to act on behalf of the GoSolutions shareholders for purposes of responding to and coordinating the defense against any Liability Claims (as defined below) which Liability Claims could reasonably be expected to result in a claim by VEDO against the Escrow Shares. The Escrow Shares shall be held, administered and distributed strictly in accordance with the terms of the Escrow Agreement with respect to any indemnification matter under Article XI of this Agreement. To the extent there is any inconsistency between the terms of this Agreement and the terms of the Escrow Agreement, the terms of the Escrow Agreement shall control.

          1.4          Fractional Shares/Share Adjustment. No fractional shares of VEDO Stock will be issued in connection with the Merger, but in lieu thereof each fractional share to which a holder of GoSolutions Common Stock or Class A Preferred Stock would otherwise be entitled to receive will be rounded (up or down) to the nearest whole share. If at any time prior to the date upon which Escrow Shares or Penalty Shares are required to be issued pursuant to this Agreement, the number of outstanding shares of VEDO Stock is increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities or other forms of property (including cash) or rights, as a result of one or more reorganizations, recapitalizations, spin-offs, stock splits, reverse stock splits, stock dividends or the like, appropriate adjustments shall be made in the number and/or kind of Escrow Shares or Penalty Shares issuable pursuant to this Agreement.

          1.5          Options, Warrants and Convertible Notes. At and as of the Effective Time, all GoSolutions Stock Options outstanding immediately prior to the Effective Time, whether or not vested, shall fully accelerate and be terminated and extinguished upon the Effective Time, and the holders of such GoSolutions Stock Options shall have no further rights with respect to such GoSolutions Stock Options.

          1.6          Effects of the Merger. At and upon the Effective Time:

                         (a)          GoSolutions will be merged with Merger Sub and GoSolutions will be the surviving corporation, pursuant to the terms of this Agreement and the Articles of Merger, and the separate existence of Merger Sub will cease;

                         (b)           the Amended and Restated Articles of Incorporation of GoSolutions as in effect immediately prior to the Effective Time, will be amended and restated to be the Amended and Restated Articles of Incorporation attached hereto as Exhibit D;

                         (c)          the Bylaws of GoSolutions as in effect immediately prior to the Effective Time will be amended and restated to be the Restated Bylaws of the Surviving Corporation substantially in the form attached hereto as Exhibit E (the “Restated Bylaws”);

                         (d)          the Board of Directors of GoSolutions initially will have three (3) directors, consisting of Thor R. Bendickson, K. Mason Conner, and Michael A. Richard;

                         (e)          each share of GoSolutions Common Stock (and all unpaid dividends accrued thereon) and each share of GoSolutions Class A Preferred Stock outstanding immediately prior to the Effective Time will be converted as provided in Sections 1.3 and 1.4;

                         (f)          each GoSolutions Stock Option outstanding immediately prior to the Effective Time will be terminated and extinguished as provided in Section 1.5;

                         (g)          each share of GoSolutions Common Stock or GoSolutions Class A Preferred Stock held by GoSolutions or any direct or indirect wholly-owned subsidiary of GoSolutions immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof;

                         (h)          each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time will be converted as provided in Section 1.3.3; and

                         (j)           the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

          1.7          Further Assurances. Each party agrees that if, at any time after the Effective Time, GoSolutions or VEDO considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm the rights and titles set forth in this Agreement, each of VEDO and GoSolutions and their respective proper officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in VEDO and GoSolutions and otherwise to carry out the purpose of this Agreement, in the name of VEDO, GoSolutions or otherwise.

          1.8          Hart-Scott-Rodino Matters. If required, each of VEDO, Merger Sub and GoSolutions shall comply promptly with the notification and reporting requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and use all commercially reasonable best efforts to obtain early termination of the waiting period under the HSR Act. The Parties shall promptly substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any antitrust authority.

          1.9          Tax Free Reorganization. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a) of the Code. The parties believe that the value of the VEDO Stock to be received in the Merger is equal, in each instance, to the value of the GoSolutions Common Stock to be surrendered in exchange therefor. The VEDO Stock issued in the Merger will be issued solely in exchange for the GoSolutions Common Stock, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to, the consideration paid for the GoSolutions Common Stock. Except for GoSolutions Dissenting Shares, no consideration that could constitute “other property” is being paid by VEDO for the GoSolutions Common Stock in the Merger. The parties have neither taken nor shall take a position on any tax returns inconsistent with this Section 1.9.

          1.10         Purchase Accounting. The parties intend that the Merger be treated as a purchase for accounting purposes.

          1.11         Registration of VEDO Common Stock. The shares of VEDO Common Stock to be issued on the Closing Date pursuant to the terms of this Article I shall not, as of the Closing Date, be registered with the U.S. Securities and Exchange Commission (the “Commission”). Notwithstanding the foregoing, VEDO shall prepare and file with the Commission, a Registration Statement (the “Registration Statement”) covering the resale of all shares of VEDO Common Stock issued on the Closing Date (the “Registrable Shares”) for an offering to be made on a continuous basis pursuant to Rule 415 pursuant to the terms of the Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit F.

If VEDO has not fully complied with the terms and conditions of the Registration Rights Agreement and the Registration Statement required pursuant thereto has not been declared effective by the Commission by the close of business on December 31, 2006, VEDO shall issue, as liquidated damages and not a penalty, 2,000,000 shares of VEDO Common Stock (the “Initial Penalty Shares”). For each calendar month beginning in January 2007 until such time as the Registration Statement has been declared effective, VEDO shall issue, as additional liquidated damages and not a penalty, 200,000 shares (and pro-rata for each partial month thereafter) of VEDO Common Stock (the “Additional Penalty Shares”, collectively with the Initial Penalty

Shares, the “Penalty Shares”), provided, however, that in no event shall the aggregate number of Penalty Shares that VEDO is obligated to issue exceed 3,200,000. The Penalty Shares shall be subject to “piggyback” registration rights as set forth in the Registration Rights Agreement.

          1.12         Designation of Director. At Closing, the Principal GoSolutions Stockholders shall identify to VEDO an individual, acceptable to VEDO, for service on VEDO’s Board of Directors (the “GoSolutions Designee”). The Principal GoSolutions Stockholders shall forward such recommendation to VEDO’s Board of Directors, who shall nominate and recommend, in the same manner as for any other nominee of the Board of Directors, the GoSolutions Designee for election by VEDO’s stockholders during VEDO’s next regularly scheduled election of directors. The Principal VEDO Stockholders, as defined below, shall execute and deliver at Closing, a Voting Agreement in the form attached hereto as Exhibit G (the “Principal VEDO Stockholders Voting Agreement”) pursuant to which the Principal VEDO Stockholders shall agree to vote affirmatively for the election of the GoSolutions Designee to the VEDO Board of Directors. “Principal VEDO Stockholders” shall mean Barron Partners, LP and C. Alan and Joan P. Williams.

          1.13         Definition. The following definition applies for purposes of this Agreement:

                          “GoSolutions Fully Diluted Common Shares” means that number of shares of GoSolutions’ Common Stock that are issued and outstanding immediately prior to the Effective Time.

                          “GoSolutions Fully Diluted Preferred Shares” means that number of shares of GoSolutions’ Class A Preferred Stock that are issued and outstanding immediately prior to the Effective Time.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF GOSOLUTIONS

          GoSolutions hereby represents and warrants that, except as set forth on the GoSolutions Disclosure Schedules delivered to VEDO and Merger Sub herewith as Exhibit H(the “GoSolutions Disclosure Schedules”), which Exhibit may be updated to reflect immaterial changes that occur after signing and prior to the Closing, each of the representations, warranties and statements contained in the following sections of this Article II is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date.

          2.1          Organization and Good Standing. GoSolutions and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business or ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to result in a Material Adverse Effect (as defined below) on GoSolutions. Except as listed in Schedule 2.1, GoSolutions does not, other than in the state of

Florida, own or lease any real property, has no employees and does not maintain a place of business in any foreign country or in any other state of the United States.

          2.2          Power, Authorization and Validity.

                         2.2.1     GoSolutions has all requisite right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all GoSolutions Ancillary Agreements, and all of the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the GoSolutions Ancillary Agreements and the performance of all of GoSolutions’s obligation hereunder and thereunder, have been duly and validly approved and authorized by GoSolutions’s Board of Directors as required by applicable law and GoSolutions’s Amended and Restated Articles of Incorporation and Bylaws. For purposes of this Agreement, “GoSolutions Ancillary Agreements” means all agreements, certificates and other documents required to be delivered by GoSolutions under this Agreement, including the Articles of Merger and the Merger Voting Agreement.

                         2.2.2     To the knowledge of GoSolutions, no filing, authorization, registration, order, consent, notice or approval, governmental or otherwise, is necessary to enable GoSolutions to enter into and deliver this Agreement and the GoSolutions Ancillary Agreements, or to perform any of its obligations hereunder and thereunder, except where the failure to give such notice, to file or to obtain any authorization, consent or approval would not have a Material Adverse Effect on GoSolutions and except for (a) the filing of the Articles of Merger with the Florida Department of State, and the filing of appropriate documents with the relevant authorities of other states in which GoSolutions is qualified to do business, if any, (b) such filings as may be required to comply with federal, state and foreign securities laws, (c) the approval of the GoSolutions Stockholders of the transactions contemplated hereby, and (d) if required, the filings required by the HSR Act.

                         2.2.3     Subject to approval of this Agreement and the Merger by the GoSolutions Stockholders, this Agreement has been, and the GoSolutions Ancillary Agreements are, or when executed by GoSolutions will be, valid and binding obligations of GoSolutions enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the rights of creditors generally from time to time in effect, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities (collectively, the “General Enforceability Exceptions”); provided, however, that the Articles of Merger will not be effective until filed with the Florida Department of State. This Agreement has been, and when executed, the GoSolutions Ancillary Agreements will be, duly executed and delivered by GoSolutions.

          2.3          Capitalization.

                         2.3.1     Authorized and Outstanding Capital Stock. The authorized capital stock of GoSolutions consists of 80,000,000 shares of Common Stock, $0.001 par value per share, of which 6,381,775 shares are issued and outstanding; 15,000,000 shares of Series A Convertible Redeemable Preferred Stock, $0.001 par value per share, of which 10,000,000 shares are issued and outstanding (“GoSolutions Class A Preferred Stock”); 1,020,000 shares of Series B Convertible Redeemable Preferred Stock, $0.001 par value per share, of which no shares are issued and outstanding (“GoSolutions Class B Preferred Stock”); and 4,000,000 undesignated shares of preferred stock, $0.001 par value per share, of which no shares are issued and outstanding. Schedule 2.3.1 contains a correct and complete list, as of the date hereof, of each GoSolutions Stockholder by class and series of shares, including the name of the stockholder, the number of shares held and any vesting schedule applicable to the shares.

All issued and outstanding shares of GoSolutions Common Stock and GoSolutions Class A Preferred Stock have been duly authorized and were validly issued, are fully paid and nonassessable, are not subject to any right of rescission, are not subject to preemptive rights by statute, the Amended and Restated Articles of Incorporation or Bylaws of GoSolutions, or any agreement or document to which GoSolutions is a party or by which it is bound, and all such shares have been offered, issued, sold and delivered by GoSolutions in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal, state and foreign securities laws. GoSolutions is not under any obligation to register under the Securities Act any of its presently outstanding securities. There is no liability for dividends accrued but unpaid with respect to GoSolutions’s outstanding securities.

                         2.3.2     GoSolutions Stock Options. An aggregate of 655,000 shares of GoSolutions Common Stock are reserved and authorized for issuance pursuant to outstanding GoSolutions Stock Options. All GoSolutions Stock Options have been duly authorized and were validly granted in compliance with applicable exemptions under federal and state securities laws. Schedule 2.3.2 contains a correct and complete list of each GoSolutions Stock Option outstanding as of the date hereof. All GoSolutions Stock Options will be exercised or cancelled at or prior to the Effective Time.

          2.4          Subsidiaries. Other than GoSolo Technologies, Inc., a Florida corporation and GoSolutions Canada, Inc., a Federal corporation, GoSolutions does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity, organization or enterprise. GoSolutions is not obligated to make and is not bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other entity.

          2.5          No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor any GoSolutions Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, default, impairment or violation of (a) any provision of the Amended and Restated Articles of Incorporation or Bylaws of GoSolutions, as currently in effect, or (b) in any material respect, any material lease, contract or instrument to which GoSolutions is a party or by which GoSolutions or any of its assets or properties is bound, or (c) to the knowledge of GoSolutions any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation or any permit, franchise or concession applicable to GoSolutions or its assets or properties. Except as set forth in Schedule 2.5, the consummation of the Merger will not require the consent or approval of or notice to any third party.

          2.6          Litigation. Schedule 2.6 sets forth each instance in which GoSolutions (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, charge, action, suit, proceeding, hearing or investigation would not have a Material Adverse Effect on GoSolutions. There is, to GoSolutions’s knowledge, no reasonable basis for any stockholder or former stockholder of GoSolutions, or any other person, firm, corporation, or entity, to assert a claim against GoSolutions based upon GoSolutions’s violation of any statutory or contractual right with respect to (a) ownership or rights to ownership of any shares of GoSolutions Common Stock, (b) any rights as a GoSolutions Stockholder, including any option or preemptive rights or rights to notice or to vote, or (c) any rights under any agreement among GoSolutions and its stockholders.

          2.7          Taxes. Except as set forth in Schedule 2.7, GoSolutions has timely filed all federal, state, local and foreign tax and information returns required to be filed by it, has timely paid all taxes required to be paid by it for which payment is due, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by its most recent applicable tax returns (which accrual or reserve as of the GoSolutions Balance Sheet Date (as defined in Section 2.10 below) is fully reflected on the GoSolutions Balance Sheet (as defined in Section 2.8 below) and in any more recent balance sheet of GoSolutions provided by GoSolutions to VEDO on or before the Agreement Date), has made all necessary estimated tax payments, and has no liability for taxes in excess of the amount so paid and accruals or reserves so established. Except as set forth in Schedule 2.7, all such returns and reports are true, correct and complete, and GoSolutions has provided VEDO with true and correct copies of such returns and reports. Except as set forth in Schedule 2.7, GoSolutions is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed against GoSolutions, or any of the officers, employees or agents of GoSolutions in their capacity as such. GoSolutions has not received any notification from the Internal Revenue Service or any other taxing authority regarding any material issues that: (a) are currently pending before the Internal Revenue Service or any other taxing authority (including, but not limited to, any sales or use tax authority) regarding GoSolutions, or (b) have been raised by the Internal Revenue Service or other taxing authority and not yet finally resolved. No tax return of GoSolutions is under audit by the Internal Revenue Service or any state or local taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable tax authority conducting such audits and all taxes and any penalties or interest determined by such audits to be due from GoSolutions have been paid in full to the applicable taxing authorities. No tax liens are currently in effect against any assets of GoSolutions other than liens which arise by operation of law for taxes not yet due and payable. Except as set forth in Schedule 2.7, there is not in effect any waiver by GoSolutions of any statute of limitations with respect to any taxes or any extension of time for filing any tax return which has not been filed, and GoSolutions has not consented to extend to a date later than the date hereof the period in which any tax may be assessed or collected by any taxing authority. GoSolutions is not a party to a tax sharing or indemnity agreement. GoSolutions has withheld with respect to each of its employees and independent contractors all taxes, including, but not limited to, federal and state income taxes, FICA, Medicare, FUTA and other taxes, required to be withheld, and paid such withheld amounts to the appropriate tax authority within the time prescribed by law.

          To the knowledge of GoSolutions, there is no agreement, plan or arrangement to which GoSolutions is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of GoSolutions or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

          For the purposes of this Agreement, the terms “tax” and “taxes” include all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, ad valorem, documentary, stamp, withholding, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax.

          2.8          GoSolutions Financial Statements. GoSolutions has delivered to VEDO as part of Schedule 2.8 (i) GoSolutions’ audited balance sheet as of December 31, 2004 and 2003 and audited statements of income, stockholders’ equity and cash flows for the years ended December 31, 2004 and 2003, and (ii) an audited balance sheet as of September 30, 2005, and GoSolutions’s audited statements of income, stockholders’ equity and cash flows for the nine-month period ended September 30, 2005 (collectively, the “GoSolutions Financial Statements”). Except as set forth in Schedule 2.8, the GoSolutions Financial Statements have been prepared according to generally accepted accounting principles applied on a basis consistent with prior periods (“GAAP”). For the purposes of this Agreement, all financial statements referred to in this paragraph shall include any notes or schedules to such financial statements. The GoSolutions Financial Statements (a) are in accordance with the books and records of GoSolutions, and (b) fairly present the financial condition of GoSolutions at the date therein indicated and the results of operations for the period therein specified. Except as set forth in Schedule 2.8, GoSolutions has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the GoSolutions Balance Sheet, except for those (i) that may have been incurred after the date of the GoSolutions Financial Statements in the ordinary course of its business, consistent with past practice and that are not material in amount either individually or collectively, or (ii) that would not reasonably be required in accordance with GAAP to be included in a balance sheet or notes thereto.

          2.9          Title to Properties. Except as set forth in Schedule 2.9, GoSolutions has good and marketable title to all of its assets and properties shown on the GoSolutions Financial Statements, free and clear of all liens, charges, restrictions, pledges or encumbrances (other than (i) liens for taxes not yet due and payable, and (ii) minor imperfections of and encumbrances on title, if any, that do not materially detract from the value of or interfere with the use of such property). All machinery and equipment included in such properties is in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which GoSolutions is a party are valid, binding and enforceable against GoSolutions, and fully effective and afford GoSolutions peaceful and undisturbed possession of the subject matter of the lease, subject to the General Enforceability Exceptions. To its knowledge, GoSolutions is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a Material Adverse Effect on its business), or has received any notice of violation with which it has not complied. Schedule 2.9 sets forth a complete and accurate list of all tangible personal property owned or leased by GoSolutions.

          2.10         Absence of Certain Changes. Except as set forth in Schedule 2.10, since December 31, 2005 (the “GoSolutions Balance Sheet Date”), there has not been with respect to GoSolutions:

                         (a)          any change in the financial condition, properties, assets, employees, liabilities, business or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or could reasonably be expected to have a Material Adverse Effect on GoSolutions;

                         (b)          any contingent liability incurred by GoSolutions as guarantor or otherwise with respect to the obligations of others;

                         (c)          any mortgage, trust, pledge, encumbrance or lien placed on any of the assets or properties of GoSolutions (except as permitted under Section 2.9)

                         (d)          any material obligation or liability incurred by GoSolutions, other than obligations and liabilities incurred in the ordinary course of business;

                         (e)          any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of GoSolutions other than in the ordinary course of business in amounts which are not material to GoSolutions and other than the sale or disposition of inventory in the ordinary course of business;

                         (f)          any damage, destruction or loss, whether or not covered by insurance, that has or could reasonably be expected to result in a Material Adverse Effect on GoSolutions;

                         (g)          any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of GoSolutions, any split, combination or recapitalization of the capital stock of GoSolutions or any direct or indirect redemption, purchase or other acquisition of the capital stock of GoSolutions;

                         (h)          any labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of GoSolutions’s officers, employees, consultants or agents (except normal annual merit or cost of living increases made in the ordinary course of business and consistent with past practice which are not material in amount), or any bonus payment or arrangement made to or with any of such officers, employees, consultants or agents;

                         (i)           any payment or discharge of a material lien or liability of GoSolutions which lien or liability was not either shown on the GoSolutions Balance Sheet or incurred in the ordinary course of business thereafter consistent with past practice;

                         (j)          any obligation or liability incurred by GoSolutions to any of its officers, directors, employees or stockholders or any loans or advances made by GoSolutions to any of its officers, directors, employees or stockholders except normal compensation;

                         (k)          any issuance of shares of GoSolutions Common Stock or grant or issuance of any options, warrants or other rights to acquire GoSolutions Common Stock from GoSolutions, or any offer, issuance or sale by GoSolutions of any debt or equity securities of GoSolutions (except for the issuance of GoSolutions Common Stock upon exercise of outstanding options or warrants of GoSolutions or exercise of conversion privileges of preferred shares);

                         (l)           any agreement, action or omission not otherwise referred to in subsections (a) through (k) that has resulted in a Material Adverse Effect on GoSolutions; or

                         (m)         any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing subsections (a) through (l).

          2.11         Contracts. Schedule 2.11 sets forth a list of all:

                         (a)          written contracts and other written agreements to which GoSolutions is a party and the performance of which will involve consideration in excess of $25,000;

                         (b)          any contract or commitment in which GoSolutions has granted or received most favored customer pricing provisions or exclusive marketing, distribution, sales or other rights relating to any product or service, group of products or services, market or geographic territory;

                         (c)          any joint venture or partnership contract or agreement or other agreement which has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party;

                         (d)          any contract or commitment for or relating to the employment or retention of any officer, employee or consultant of GoSolutions or any other type of contract or understanding with any officer, employee or consultant of GoSolutions that is not terminable by GoSolutions on less than 30 days notice without cost or other liability;

                         (e)          any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, line of credit, equipment lease, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

                         (f)          any lease or other agreement under which GoSolutions is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $25,000 per annum;

                          (g)          any agreement that restricts GoSolutions from engaging or competing in any business in any market or geographic area or with respect to any product or service;

                         (h)          any GoSolutions IP Rights Agreement (as defined in Section 2.13);

                         (i)           any agreement relating to the offer, sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of GoSolutions or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor;

                         (j)           any contract with or commitment to any labor union;

                         (k)          any agreement or other commitment to sell or otherwise dispose of consigned inventory; and

                         (l)           any other agreement, contract, commitment or instrument that is material to the business of GoSolutions or that involves a future commitment by GoSolutions in excess of $25,000.

A true and complete copy of each agreement or document, as amended through the date hereof, required by subsections (a) through (l) of this Section to be listed in Schedule 2.11 (such agreements and documents being hereinafter collectively referred to as the “GoSolutions Material Agreements”) has been delivered or made available to VEDO. All GoSolutions Material Agreements are valid and in full force and effect. GoSolutions is not in material breach or default under any GoSolutions Material Agreement and has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any GoSolutions Material Agreement. To the knowledge of GoSolutions, no party to any GoSolutions Material Agreement is in beach or default of, or intends to terminate, cancel, modify or amend, any GoSolutions Material Agreement.

          2.12         No Consent Required; No Restrictions. Except as set forth in Schedule 2.12, no consent, notice or approval of any third party is required to ensure that, following the Effective Time, any GoSolutions Material Agreement will continue to be in full force and effect without any breach or violation thereof caused by virtue of the Merger or by any other transaction contemplated by this Agreement or any GoSolutions Ancillary Agreement. Except as set forth in Schedule 2.12, GoSolutions is not a party to, and no asset or property of GoSolutions is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits, or purports to restrict or prohibit, GoSolutions or, following the Effective Time, the surviving corporation, from freely engaging in any business now conducted by GoSolutions or from competing anywhere in the world (including, without limitation, any contracts, covenants or agreements restricting the geographic area in which GoSolutions may sell, license, market, distribute or support any products or technology or provide services, or restricting the markets, products, customers or industries that GoSolutions may address in operating its business), or includes any grants by GoSolutions of exclusive rights or licenses. To the knowledge of GoSolutions, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (a) result in a material violation or breach of any of the provisions of any GoSolutions Material Agreement, or (b) give any third party (i) the right to declare a material default or exercise any material remedy under any GoSolutions Material Agreement, (ii) the right to a rebate, chargeback or penalty under any GoSolutions Material Agreement, (iii) the right to accelerate the maturity or performance of any obligation of GoSolutions in excess of $25,000 under any GoSolutions Material Agreement, or (iv) the right to cancel, terminate or modify any GoSolutions Material Agreement, except in each such case for such defaults, acceleration rights, termination rights and other rights that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on GoSolutions.

          2.13         Intellectual Property. Except as set forth in Schedule 2.13, GoSolutions owns or has the right to use, sell or license all material Intellectual Property Rights (as defined below) necessary or required for the conduct of its business as presently conducted (such Intellectual Property Rights being hereinafter collectively referred to as the “GoSolutions IP Rights”) and such rights to use, sell or license are reasonably sufficient for such conduct of its business. To the knowledge of GoSolutions, the execution, delivery and performance of this Agreement and the GoSolutions Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not constitute a material breach of any instrument or agreement governing any GoSolutions IP Right (the “GoSolutions IP Rights Agreements”), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any GoSolutions IP Right or materially impair the right of GoSolutions to use, sell or license any GoSolutions IP Right or portion thereof (except where such breach, forfeiture, termination or impairment would not have a Material Adverse Effect on GoSolutions). There are no royalties, honoraria, fees or other payments payable by GoSolutions to any person by reason of the ownership, use, license, sale or disposition of the GoSolutions IP Rights (other than as set forth in the GoSolutions IP Rights Agreements listed in Schedule 2.11). To the knowledge of GoSolutions, neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold, or any service offered by, GoSolutions or currently under development by GoSolutions violates any license or agreement between GoSolutions and any third party or infringes any Intellectual Property Right of any other party; and there is no pending or, to the knowledge of GoSolutions, threatened claim or litigation against GoSolutions contesting the validity or ownership of, or GoSolutions’s right to use, sell, license or dispose of, any GoSolutions IP Right, nor has GoSolutions received any notice asserting that any GoSolutions IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the knowledge of GoSolutions, is there any basis for any such assertion. GoSolutions has taken reasonable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material GoSolutions IP Rights. Schedule 2.13 contains a list of all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by GoSolutions to perfect or protect its interest in GoSolutions IP Rights, including, without limitation, all patents, patent applications, trademarks, trademark applications and service marks, copyrights and copyright applications. As used herein, the term “Intellectual Property Rights” shall mean all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

          2.14         Compliance with Laws. GoSolutions has complied and is in full compliance, in all material respects, with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or its assets, properties, and business (the violation of which would have a Material Adverse Effect upon its business). To the knowledge of GoSolutions, GoSolutions has received all permits, licenses, commissions, consents and approvals from, and has made all filings with, third parties, including government agencies, bodies and authorities, that are necessary for its business as currently conducted (“GoSolutions Governmental Permits”), except where the failure to obtain any such GoSolutions Governmental Permit is not reasonably expected to have a Material Adverse Effect on GoSolutions. To the knowledge of GoSolutions, there are no legal or administrative proceedings or investigations pending or threatened in writing, that, if enacted or determined adversely to GoSolutions, would result in any Material Adverse Effect on GoSolutions. Schedule 2.14 sets forth a list of each GoSolutions Governmental Permit. A true and complete copy of each GoSolutions Governmental Permit listed in Schedule 2.14 has been delivered or made available to VEDO or its counsel.

          2.15         Certain Transactions and Agreements. Except as set forth in Schedule 2.15, no officers, directors or other affiliate (“Affiliate”), as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of GoSolutions has had or has, either directly or indirectly, a material interest in (i) any person or entity which purchases from or sells, licenses or furnishes to GoSolutions any goods, products, property, technology or intellectual or other property rights or provides any services for or to GoSolutions; or (ii) any contract or agreement or informal arrangement to which GoSolutions is a party or by which it may be bound or affected, except for normal compensation for services as an officer, director or employee of GoSolutions. None of said Affiliates has any interest in any property, real or personal, tangible or intangible, including inventions, patents, copyrights, trademarks or trade names or trade secrets, used in the business of GoSolutions, except for the normal rights of a stockholder or warrantholder.

          2.16         Employees, ERISA and Other Compliance.

                          2.16.1 Except as set forth in Schedule 2.16.1, GoSolutions has no employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

                          2.16.2 GoSolutions (i) has never been and is not now subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees’ association or similar organization, or (iv) has no current labor disputes.

                         2.16.3 Schedule 2.16.3 identifies (i) each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (ii) all other material written or formal plans or agreements involving direct or indirect compensation or benefits (including any employment agreements entered into between GoSolutions and any employee of GoSolutions, but excluding workers’ compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by GoSolutions or any ERISA Affiliate (as defined below) under which either has any present or future material obligation or liability (collectively, the “GoSolutions Employee Plans”). For purposes of this Section 2.16, “ERISA Affiliate” shall mean any entity which is a member of (A) a “controlled group of corporations,” as defined in Section 414(b) of the Code, (B) a group of entities under “common control,” as defined in Section 414(c) of the Code, or (C) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes GoSolutions. Copies of all GoSolutions Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof (including summary plan descriptions) have been delivered or made available to VEDO or its counsel, together with the most recent annual reports (Form 5500, including, if applicable, Schedule B thereto) prepared in connection with any such GoSolutions Employee Plan. All GoSolutions Employee Plans which individually or collectively would constitute an “employee pension benefit plan,” as defined in Section 3(2) of ERISA (collectively, the “GoSolutions Pension Plans”), are identified as such in Schedule 2.16.3. All contributions due from GoSolutions with respect to any of the GoSolutions Employee Plans which are GoSolutions Pension Plans have been made as required under ERISA or have been accrued on GoSolutions’s financial statements as of the GoSolutions Balance Sheet Date. To the knowledge of GoSolutions, each GoSolutions Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such GoSolutions Employee Plans, except where the failure to comply with any such statutes, orders, rules and regulations would not have a Material Adverse Effect on GoSolutions. No GoSolutions Employee Plan will be subject to any material surrender fees or service fees upon termination other than normal and reasonable administrative fees associated with the termination of benefits plans.

                         2.16.4 No GoSolutions Pension Plan constitutes, or has since the enactment of ERISA constituted, a “multiemployer plan,” as defined in Section 3(37) of ERISA and GoSolutions has no obligations under any multiemployer plan. No GoSolutions Pension Plans are subject to Title IV of ERISA. To the knowledge of GoSolutions, no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any GoSolutions Employee Plan which is covered by Title I of ERISA which would result in a material liability to GoSolutions, excluding transactions effected pursuant to a statutory or administrative exemption. To the knowledge of GoSolutions, nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any GoSolutions Employee Plan has or will make GoSolutions or any officer or director of GoSolutions subject to any material liability under Title I of ERISA or liable for any material tax (as defined in Section 2.7) or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA.

                         2.16.5 Any GoSolutions Pension Plan which is intended to be qualified under Section 401(a) of the Code (a “GoSolutions 401(a) Plan”) (i) has obtained from the Internal Revenue Service an opinion letter or favorable determination letter as to its initial qualified status under the Code, (ii) may rely on an opinion letter issued to a prototype plan sponsor with respect to a standardized plan adopted by GoSolutions in accordance with the requirements for such reliance, or (iii) has applied to the Internal Revenue Service for such a determination letter (or has time remaining to apply for such a determination letter) prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such a determination letter and to make any amendments necessary to obtain a favorable determination with respect to all periods since the date of adoption of such GoSolutions Pension Plan. GoSolutions has delivered or made available to VEDO or its counsel a complete and correct copy of the most recent Internal Revenue Service determination letter with respect to each GoSolutions 401(a) Plan.

                         2.16.6 Schedule 2.16.6 lists and GoSolutions has provided or made available to VEDO or its counsel each material employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (A) is not a GoSolutions Employee Plan, (B) is entered into, maintained or contributed to, as the case may be, by GoSolutions and (C) covers any employee or former employee of GoSolutions. Such contracts, plans and arrangements as are described in this Section 2.16.6 are herein referred to collectively as the “GoSolutions Benefit Arrangements.” To the knowledge of GoSolutions, each GoSolutions Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such GoSolutions Benefit Arrangement, except where the failure to comply with any such statutes, orders, rules and regulations would not have a Material Adverse Effect on GoSolutions.

                         2.16.7 There has been no amendment to, written interpretation or announcement (whether or not written) by GoSolutions relating to, or change in employee participation or coverage under, any GoSolutions Employee Plan or GoSolutions Benefit Arrangement that would increase materially the expense of maintaining such GoSolutions Employee Plan or GoSolutions Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2005.

                         2.16.8 To the knowledge of GoSolutions, the group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of GoSolutions are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, as such requirements affect GoSolutions and its employees, except where the failure to comply would not have a Material Adverse Effect on GoSolutions. To the knowledge of GoSolutions, there are no material outstanding violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to any of GoSolutions Benefit Arrangements, covered employees, or qualified beneficiaries.

                         2.16.9 To the knowledge of GoSolutions, GoSolutions is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, but not including ERISA. GoSolutions has no material obligations under COBRA or any similar state law with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the knowledge of GoSolutions, threatened, between GoSolutions and any of its employees or former employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on GoSolutions. GoSolutions is not a party to any collective bargaining agreement or other labor union contract nor does GoSolutions have knowledge of any activities or proceedings of any labor union or other group to organize any such employees. To the knowledge of GoSolutions, GoSolutions has not incurred any liability under, and has complied in all respects with, the Worker Adjustment Retraining Notification Act (the “WARN Act”), and to the knowledge of GoSolutions, no fact or event exists that could give rise to liability under the WARN Act. Schedule 2.16.9 contains a list of all employees who are currently on a leave of absence (whether paid or unpaid), the reasons therefor, and whether reemployment of such employee is guaranteed by contract or statute, and a list of all employees who have requested a leave of absence to commence at any time after the date of this Agreement, the reason therefore, the expected length of such leave, and whether reemployment of such employee is guaranteed by contract or statute.

                         2.16.10 Except as set forth in Schedule 2.16.10, GoSolutions is not a party to any (a) agreement with any executive officer or other key employee of GoSolutions (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement and the Articles of Merger, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, including, without limitation, any stock option agreement or plan, stock appreciation rights plan, stock purchase plan, stock restriction agreement, restricted stock purchase agreement or employment agreement, any of the benefits of which will be increased, or the vesting of benefits (including contingent rights to equity or payments) of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement and the Articles of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement and the Articles of Merger.

          2.17          Inventories. Except as set forth in Schedule 2.17, all inventories of GoSolutions reflected in the GoSolutions Balance Sheet consist of items of merchantable quality and quantity usable and salable at its carrying value in the ordinary course of business, consistent with past practice.

          2.18          Receivables. The accounts receivables and other receivables reflected on the GoSolutions Balance Sheet, and those arising in the ordinary course of business after the date thereof, are valid receivables that have arisen from bona fide transactions in the ordinary course of business.

          2.19          Orders, Commitments and Returns. All accepted and unfulfilled orders for the sale of products and the performance of services entered into by GoSolutions and all outstanding contracts or commitments for the purchase of supplies, materials and services by or from GoSolutions were made in bona fide transactions in the ordinary course of business. There are no material claims against GoSolutions to return products by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable.

          2.20          Relations with Suppliers and Customers. No material current supplier of GoSolutions has canceled any contract or order for provision of, and, to the knowledge of GoSolutions’s officers, there has been no threat in writing by any such supplier not to provide, raw materials, products, supplies or services to the businesses of GoSolutions either prior to or following the Effective Time. Schedule 2.20 lists each supplier to GoSolutions that is the source of a particular material, product, supply or service with respect to which locating and qualifying a replacement source would, to GoSolutions’ knowledge, involve significant cost or delay.

          2.21          Product Liability Claims. Except as set forth in Schedule 2.21, GoSolutions has never received a claim, or, to its knowledge, incurred any uninsured or insured liability, for or based upon breach of product warranty (other than warranty service and repair claims incurred in the ordinary course of business and expensed as warranty expense on the Financial Statements for the period in which such claims were incurred), strict liability in tort, general negligence, negligent manufacture of product or any other allegation of liability, including or resulting in, but not limited to, product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use) or sale of its products (“Product Liability Claim”).

          2.22          Warranties. To the knowledge of GoSolutions, all products manufactured or sold, and all services provided, by GoSolutions have materially complied, and are in material compliance with all contractual requirements, warranties or covenants applicable thereto. No product or service manufactured, sold, delivered or performed by GoSolutions is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions set forth in Schedule 2.22. Schedule 2.22 sets forth or references the terms of all standard and all material non-standard product and service warranties and product return, sales credit, discount, warehouse allowance, advertising allowance, demo sales and credit policies of GoSolutions. GoSolutions has delivered or made available to VEDO prior to the date hereof complete and accurate copies of all such warranties and policies.

          2.23          Corporate Documents. GoSolutions has made available to VEDO for examination all documents and information listed in the GoSolutions Disclosure Schedules or other Exhibits and Schedules called for by this Agreement which have been requested by VEDO’s legal counsel, including, without limitation, the following: (a) copies of GoSolutions’ Amended and Restated Articles of Incorporation and Bylaws as currently in effect; (b) its Minute Book containing all records of all proceedings, consents, actions, and meetings of the stockholders, the board of directors and any committees thereof; (c) its stock ledger and journal reflecting all stock issuances and transfers; and (d) all material permits, orders, and consents issued by any regulatory agency with respect to GoSolutions, or any securities of GoSolutions, and all applications for such permits, orders, and consents.

          2.24          No Brokers. Neither GoSolutions nor any of the GoSolutions Stockholders is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Articles of Merger or in connection with any transaction contemplated hereby or thereby.

          2.25          Disclosure. Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by GoSolutions to VEDO under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

          2.26          Books and Records.

                         2.26.1 The books, records and accounts of GoSolutions (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately reflect the transactions and dispositions of the assets of GoSolutions, and (d) accurately reflect the basis for the Financial Statements.

                         2.26.2 GoSolutions has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of GoSolutions is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          2.27          Insurance. GoSolutions currently maintains and at all times during the prior three years has maintained fire and casualty, general liability, business interruption and product liability insurance which it believes to be reasonably prudent for similarly sized and similarly situated businesses.

          2.28          Environmental Matters. During the period that GoSolutions has leased or owned its properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities. GoSolutions has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to GoSolutions having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms “disposal,” “release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”). For the purposes of this Agreement “Hazardous Materials” shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a “hazardous substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous materials,” “toxic substance” or “hazardous chemical” under (1) CERCLA; (2) any similar federal, state or local law; or (3) regulations promulgated under any of the above laws or statutes.

          2.29          No Knowledge of Misrepresentations or Omissions. GoSolutions has no knowledge that the representations and warranties of VEDO in this Agreement and the Schedules attached hereto are not true and correct in all material respects, and GoSolutions has no knowledge of any material errors in, or material omissions from, any Schedule to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF VEDO

          Each of VEDO and Merger Sub hereby represents and warrants that, except as set forth on the VEDO Disclosure Schedules delivered to GoSolutions herewith as Exhibit I (the “VEDO Disclosure Schedules”), which Exhibit may be updated to reflect immaterial changes that occur after signing and prior to the Closing, each of the representations, warranties and statements contained in the following sections of this Article III is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date.

          3.1          Organization and Good Standing. VEDO and each of its subsidiaries (including Merger Sub) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Each of VEDO and Merger Sub is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business or ownership or leasing of its properties makes such qualification or licensing necessary except where the failure to be so qualified or licensed could not reasonably be expected to result in a Material Adverse Effect on VEDO.

          3.2          Power, Authorization and Validity.

                         3.2.1     Each of VEDO and Merger Sub has all requisite right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all VEDO Ancillary Agreements, and all of the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the VEDO Ancillary Agreements and the performance of all of VEDO’s and Merger Sub’s obligations hereunder and thereunder, have been duly and validly approved and authorized by their respective Board of Directors as required by applicable law and their respective Certificate of Incorporation or Articles of Incorporation (as the case may be) and their respective Bylaws. For purposes of this Agreement, “VEDO Ancillary Agreements” means all agreements, certificates and other documents required to be delivered by VEDO or Merger Sub under this Agreement, including the Articles of Merger and the Merger Voting Agreement.

                         3.2.2     To the knowledge of VEDO, no filing, authorization, registration, order, consent, notice or approval, governmental or otherwise, is necessary to enable VEDO or Merger Sub to enter into and deliver this Agreement and the VEDO Ancillary Agreements, or to perform any of their respective obligations hereunder and thereunder, except where the failure to give such notice, to file or to obtain any authorization, consent or approval would not have a Material Adverse Effect on VEDO and except for (a) the filing of the Articles of Merger with the Florida Department of State, and the filing of appropriate documents with the relevant authorities of other states in which VEDO is qualified to do business, if any, (b) such filings as may be required to comply with federal, state and foreign securities laws, (c) the approval of the transactions contemplated hereby by VEDO, as the sold Merger Sub Stockholder, (d) the filings, if any, required by the HSR Act.

                         3.2.3     Subject to approval of this Agreement and the Merger by VEDO as the sole Merger Sub Stockholder, this Agreement has been, and the VEDO Ancillary Agreements are, or when executed by VEDO and Merger Sub will be, valid and binding obligations of VEDO and Merger Sub enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the rights of creditors generally from time to time, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Articles of Merger will not be effective until filed with the Florida Department of State. This Agreement has been, and when executed the VEDO Ancillary Agreement will be, duly executed and delivered by VEDO and Merger Sub.

          3.3          Capitalization.

                         3.3.1     Authorized and Outstanding Capital Stock. The authorized capital stock of VEDO consists of 400,000,000 shares of Common Stock, no par value per share, of which 94,319,190 shares were issued and outstanding as of July 31, 2005, and 48,000,000 shares of Series A Convertible Preferred Stock, $.001 par value per share, none of which are issued and outstanding.

All issued and outstanding shares of VEDO Common Stock have been duly authorized and were validly issued, are fully paid and nonassessable, are not subject to any right of rescission, are not subject to preemptive rights by statute, the Certificate of Incorporation or Bylaws of VEDO, or any agreement or document to which VEDO is a party or by which it is bound, and all such shares have been offered, issued, sold and delivered by VEDO in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal, state and foreign securities laws. VEDO is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued. There is no liability for dividends accrued but unpaid with respect to VEDO’s outstanding securities.

                         3.3.2     VEDO Options, Warrants and Notes. Except as set forth in Schedule3.3.2, VEDO does not have outstanding any securities convertible into capital stock, nor any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock.

                         3.3.3     Merger Sub Capital Stock. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which are issued and outstanding and fully paid and nonassessable. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by VEDO, and there are (i) no shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by hereby or thereby.

          3.4          Subsidiaries. Except as set forth in Schedule 3.4, VEDO does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity, organization or enterprise. VEDO is not obligated to make and is not bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other entity.

          3.5          No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor any VEDO Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, default, impairment or violation of (a) any provision of the Certificate of Incorporation or Bylaws of VEDO, as currently in effect, (b) in any material respect, any material, lease, contract or instrument to which VEDO is a party or by which VEDO or any of its assets or properties is bound, or (c) to the knowledge of VEDO, any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation or any permit, franchise or concession applicable to VEDO or its assets or properties. The consummation of the Merger will not require the consent or approval of or notice to any third party.

          3.6          Litigation. Schedule 3.6 sets forth each instance in which VEDO (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, charge, action, suit, proceeding, hearing or investigation would not have a Material Adverse Effect on GoSolutions. There is, to VEDO’s knowledge, no reasonable basis for any stockholder or former stockholder of VEDO, or any other person, firm, corporation, or entity, to assert a claim against VEDO based upon violation of any statutory or contractual right with respect to: (a) ownership or rights to ownership of any shares of VEDO Stock, (b) any rights as a VEDO Stockholder, including any option or preemptive rights or rights to notice or to vote, or (c) any rights under any agreement among VEDO and its stockholders.

          3.7          Taxes. Except as set forth in Schedule 3.7, VEDO has timely filed all federal, state, local and foreign tax and information returns required to be filed by it, has timely paid all taxes required to be paid by it for which payment is due, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by its most recent applicable tax returns (which accrual or reserve as of the VEDO Balance Sheet Date (as defined in Section 3.10 below) is fully reflected on the VEDO Balance Sheet (as defined in Section 3.8 below) and in any more recent balance sheet of VEDO provided by VEDO to GoSolutions on or before the Agreement Date), has made all necessary estimated tax payments, and has no liability for taxes in excess of the amount so paid and accruals or reserves so established. All such returns and reports are true, correct and complete, and VEDO has provided GoSolutions with true and correct copies of such returns and reports. VEDO is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed against VEDO, or any of the officers, employees or agents of VEDO in their capacity as such. VEDO has not received any notification from the Internal Revenue Service or any other taxing authority regarding any material issues that: (a) are currently pending before the Internal Revenue Service or any other taxing authority (including, but not limited to, any sales or use tax authority) regarding VEDO, or (b) have been raised by the Internal Revenue Service or other taxing authority and not yet finally resolved. No tax return of VEDO is under audit by the Internal Revenue Service or any state or local taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable tax authority conducting such audits and all taxes and any penalties or interest determined by such audits to be due from VEDO have been paid in full to the applicable taxing authorities. No tax liens are currently in effect against any assets of VEDO other than liens which arise by operation of law for taxes not yet due and payable. There is not in effect any waiver by VEDO of any statute of limitations with respect to any taxes or any extension of time for filing any tax return which has not been filed, and VEDO has not consented to extend to a date later than the date hereof the period in which any tax may be assessed or collected by any taxing authority. VEDO is not and has never been a party to a tax sharing or indemnity agreement. VEDO has not filed any election under Section 341(f) of the Code. VEDO has withheld with respect to each of its employees and independent contractors all taxes, including, but not limited to, federal and state income taxes, FICA, Medicare, FUTA and other taxes, required to be withheld, and paid such withheld amounts to the appropriate tax authority within the time prescribed by law.

          3.8          SEC Documents/VEDO Financial Statements. Except as set forth in Schedule 3.8, VEDO has timely filed and will timely file prior to the Effective Time, all forms, reports and documents required to be filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) in the past twelve (12) months. VEDO has furnished or made available to GoSolutions true and complete copies of all reports or registration statements filed by it with the SEC, all in the form so filed (all of the foregoing being collectively referred to herein as the “SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC and furnished to GoSolutions in accordance with this Section 3.8. The consolidated financial statements of VEDO, including the notes thereto, included in the SEC Documents (the “VEDO Financial Statements”) have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by SEC rule) and present fairly, in all material respects, the consolidated financial position of VEDO at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          3.9          Title to Properties. VEDO has good and marketable title to all of its assets and properties shown on the VEDO Financial Statements, free and clear of all liens, charges, restrictions, pledges or encumbrances (other than (i) liens for taxes not yet due and payable, and (ii) minor imperfections of and encumbrances on title, if any, that do not materially detract from the value of or interfere with the use of such property). All machinery and equipment included in such properties is in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which VEDO is a party are valid, binding and enforceable against VEDO, and fully effective and afford VEDO peaceful and undisturbed possession of the subject matter of the lease, subject to the General Enforceability Exceptions. To its knowledge, VEDO is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a Material Adverse Effect on its business), or has received any notice of violation with which it has not complied.

          3.10         Absence of Certain Changes. Except as set forth in Schedule 3.10, since September 30, 2005 (the “VEDO Balance Sheet Date”) there has not been with respect to VEDO:

                         (a)          any change in the financial condition, properties, assets, employees, liabilities, business or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or could reasonably be expected to have a Material Adverse Effect on VEDO;

                         (b)          any contingent liability incurred by VEDO as guarantor or otherwise with respect to the obligations of others;

                         (c)          any mortgage, trust, pledge, encumbrance or lien placed on any of the assets or properties of VEDO (except as permitted under Section 3.9)

                         (d)          any material obligation or liability incurred by VEDO, other than obligations and liabilities incurred in the ordinary course of business;

                         (e)          any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of VEDO other than in the ordinary course of business in amounts which are not material to VEDO and other than the sale or disposition of inventory in the ordinary course of business;

                         (f)          any damage, destruction or loss, whether or not covered by insurance, that has or could reasonably be expected to result in a Material Adverse Effect on VEDO;

                         (g)          any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of VEDO, any split, combination or recapitalization of the capital stock of VEDO or any direct or indirect redemption, purchase or other acquisition of the capital stock of VEDO;

                         (h)          any labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of VEDO’s officers, employees, consultants or agents (except normal annual merit or cost of living increases made in the ordinary course of business consistent with past practice which are not material in amount), or any bonus payment or arrangement made to or with any of such officers, employees, consultants or agents;

                         (i)          any payment or discharge of a material lien or liability of VEDO which lien or liability was not either shown on the VEDO Balance Sheet or incurred in the ordinary course of business thereafter consistent with past practice;

                         (j)          any obligation or liability incurred by VEDO to any of its officers, employees, directors or stockholders or any loans or advances made by VEDO to any of its officers, employees, directors or stockholders except normal compensation and expense allowances payable to officers;

                         (k)          any issuance of shares of VEDO Stock or grant or issuance of any options, warrants or other rights to acquire VEDO Stock from VEDO, or any offer, issuance or sale by VEDO of, any debt or equity securities of VEDO (except for the issuance of VEDO Stock upon exercise of outstanding options or warrants of VEDO);

                         (l)          any agreement, action or omission not otherwise referred to in subsections (a) through (k) that resulted in a Material Adverse Effect on VEDO; or

                         (m)          any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing subsections (a) through (l).

          3.11     Contracts. Schedule 3.11 sets forth a list of all material contracts, agreements, commitments, licenses or other instruments, written or oral, to which VEDO is a party or to which VEDO or any of its assets or properties is bound (such agreements and documents being hereinafter collectively referred to as the “VEDO Material Agreements”). A true and complete copy of each agreement or document, as amended through the date hereof, required by this Section 3.11 to be listed in Schedule 3.11 has been made available to GoSolutions. All VEDO Material Agreements are valid and in full force and effect. VEDO is not in material breach or default under any VEDO Material Agreement, and has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any VEDO Material Agreement. To the knowledge of VEDO, no party to any VEDO Material Agreement is in beach or default of, or intends to terminate, cancel, modify or amend, any VEDO Material Agreement.

          3.12     No Consent Required; No Restrictions. Except as set forth in Schedule 3.12, no consent, notice or approval of any third party is required to ensure that, following the Effective Time, any VEDO Material Agreement will continue to be in full force and effect without any breach or violation thereof caused by virtue of the Merger or by any other transaction contemplated by this Agreement or any VEDO Ancillary Agreement. VEDO is not a party to, and no asset or property of VEDO is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits, or purports to restrict or prohibit, VEDO or, following the Effective Time, the surviving corporation, from freely engaging in any business now conducted by VEDO or from competing anywhere in the world (including, without limitation, any contracts, covenants or agreements restricting the geographic area in which VEDO may sell, license, market, distribute or support any products or technology or provide services, or restricting the markets, products, customers or industries that VEDO may address in operating its business), or includes any grants by VEDO of exclusive rights or licenses. To the knowledge of VEDO, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (a) result in a material violation or breach of any of the provisions of any VEDO Material Agreement, or (b) give any third party (i) the right to declare a material default or exercise any material remedy under any VEDO Material Agreement, (ii) the right to a rebate, chargeback or penalty under any VEDO Material Agreement, (iii) the right to accelerate the maturity or performance of any obligation of VEDO in excess of $25,000 under any VEDO Material Agreement, or (iv) the right to cancel, terminate or modify any VEDO Material Agreement, except in each such case for such defaults, acceleration rights, termination rights and other rights that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on VEDO.

          3.13     Intellectual Property. Except as set forth in Schedule 3.13, VEDO owns or has the right to use, sell or license all material Intellectual Property Rights necessary or required for the conduct of its business as presently conducted (such Intellectual Property Rights being hereinafter collectively referred to as the “VEDO IP Rights”) and such rights to use, sell or license are reasonably sufficient for such conduct of its business. To the knowledge of VEDO, the execution, delivery and performance of this Agreement and the VEDO Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not constitute a material breach of any instrument or agreement governing any VEDO IP Right (the “VEDO IP Rights Agreements”), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any VEDO IP Right or materially impair the right of VEDO to use, sell or license any VEDO IP Right or portion thereof (except where such breach, forfeiture, termination or impairment would not have a Material Adverse Effect on VEDO). There are no royalties, honoraria, fees or other payments payable by VEDO to any person by reason of the ownership, use, license, sale or disposition of the VEDO IP Rights. To the knowledge of VEDO, neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold, or any service offered by, VEDO or currently under development by VEDO violates any license or agreement between VEDO and any third party or infringes any Intellectual Property Right of any other party; and there is no pending or, to the knowledge of VEDO, threatened claim or litigation against VEDO contesting the validity or ownership of, or VEDO’s right to use, sell, license or dispose of, any VEDO IP Right, nor, except as set forth in Schedule 3.13, has VEDO received any notice asserting that any VEDO IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the knowledge of VEDO, is there any basis for any such assertion. VEDO has taken reasonable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material VEDO IP Rights.

          3.14     Compliance with Laws. VEDO has complied and is in full compliance, in all material respects with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or its assets, properties, and business. To the knowledge of VEDO, VEDO has received all permits, licenses, commissions, consents and approvals from, and has made all filings with, third parties, including government agencies, bodies and authorities, that are necessary for its business as currently conducted (“VEDO Governmental Permits”), except where the failure to obtain any such VEDO Governmental Permit is not reasonably expected to have a Material Adverse Effect on VEDO. To knowledge of VEDO, there are no legal or administrative proceedings or investigations pending or threatened in writing, that, if enacted or determined adversely to VEDO, would result in any Material Adverse Effect on VEDO.

          3.15     Certain Transactions and Agreements. No Affiliate of VEDO has had or has, either directly or indirectly, a material interest in (i) any person or entity which purchases from or sells, licenses or furnishes to VEDO any goods, products, property, technology or intellectual or other property rights or provides any services for or to VEDO; or (ii) any contract or agreement or informal arrangement to which VEDO is a party or by which it may be bound or affected, except for normal compensation for services as an officer, director or employee of VEDO. None of said Affiliates has any interest in any property, real or personal, tangible or intangible, including inventions, patents, copyrights, trademarks or trade names or trade secrets, used in the business of VEDO, except for the normal rights of a stockholder or warrantholder.

          3.16.     Employees, ERISA and Other Compliance.

                       3.16.1     Except as set forth in Schedule 3.16.1, VEDO has no employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

                       3.16.2     VEDO (i) has never been and is not now subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees’ association or similar organization, or (iv) has no current labor disputes.

                       3.16.3     Schedule 3.16.3 identifies i) each “employee benefit plan,” as defined in ERISA, and (ii) all other material written or formal plans or agreements involving direct or indirect compensation or benefits (including any employment agreements entered into between VEDO and any employee of VEDO, but excluding workers’ compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by VEDO or any ERISA Affiliate (as defined below) under which either has any present or future material obligation or liability (collectively, the “VEDO Employee Plans”). For purposes of this Section 3.16, “ERISA Affiliate” shall mean any entity which is a member of (A) a “controlled group of corporations,” as defined in Section 414(b) of the Code, (B) a group of entities under “common control,” as defined in Section 414(c) of the Code, or (C) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes VEDO. Copies of all VEDO Employee Plans (and, if applicable, related trust agreements), and all amendments thereto and written interpretations thereof (including summary plan descriptions) have been delivered or made available to GoSolutions or its counsel, together with the most recent annual reports (Form 5500, including, if applicable, Schedule B thereto) prepared in connection with any such VEDO Employee Plan. All contributions due from VEDO with respect to any of the VEDO Employee Plans have been made as required under ERISA or have been accrued on VEDO’s financial statements as of the VEDO Balance Sheet Date. To the knowledge of VEDO, each VEDO Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such VEDO Employee Plans, except where the failure to comply with any such statutes, orders, rules and regulations would not have a Material Adverse Effect on VEDO. No VEDO Employee Plan will be subject to any material surrender fees or service fees upon termination other than normal and reasonable administrative fees associated with the termination of benefit plans.

                       3.16.4     No VEDO Pension Plan constitutes, or has since the enactment of ERISA constituted, a “multiemployer plan,” as defined in Section 3(37) of ERISA and VEDO has no obligation under any multiemployer plan. No VEDO Pension Plans are subject to Title IV of ERISA. To the knowledge of VEDO, no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any VEDO Employee Plan which is covered by Title I of ERISA which would result in a material liability to VEDO, excluding transactions effected pursuant to a statutory or administrative exemption. To the knowledge of VEDO, nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any VEDO Employee Plan has or will make VEDO or any officer or director of VEDO subject to any material liability under Title I of ERISA or liable for any material tax (as defined in Section 3.7) or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA.

                       3.16.5     Any VEDO Pension Plan which is intended to be qualified under Section 401(a) of the Code (a “VEDO 401(a) Plan”). (i) has obtained from the Internal Revenue Service an opinion letter or favorable determination letter as to its initial qualified status under the Code, (ii) may rely on an opinion letter issued to a prototype plan sponsor with respect to a standardized plan adopted by VEDO in accordance with the requirements for such reliance, or (iii) has applied to the Internal Revenue Service for such a determination letter (or has time remaining to apply for such a determination letter) prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such a determination letter and to make any amendments necessary to obtain a favorable determination with respect to all periods since the date of adoption of such VEDO Pension Plan. VEDO has delivered or made available to GoSolutions or its counsel a complete and correct copy of the most recent Internal Revenue Service determination letter with respect to each VEDO 401(a) Plan.

                       3.16.6     Schedule 3.16.6 lists and VEDO has made available to GoSolutions or its counsel each material employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (A) is not a VEDO Employee Plan, (B) is entered into, maintained or contributed to, as the case may be, by VEDO and (C) covers any employee or former employee of VEDO. Such contracts, plans and arrangements as are described in this Section 3.16.6 are herein referred to collectively as the “VEDO Benefit Arrangements.” To the knowledge of VEDO, each VEDO Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such VEDO Benefit Arrangement, except where the failure to comply with any such statutes, orders, rules and regulations would not have a Material Adverse Effect on VEDO.

                       3.16.7     There has been no amendment to, written interpretation or announcement (whether or not written) by VEDO relating to, or change in employee participation or coverage under, any VEDO Employee Plan or VEDO Benefit Arrangement that would increase materially the expense of maintaining such VEDO Employee Plan or VEDO Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2004.

                       3.16.8     To the knowledge of VEDO, the group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of VEDO are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, as such requirements affect VEDO and its employees, except where the failure to comply would not have a Material Adverse Effect on VEDO. To the knowledge of VEDO, there are no material outstanding, uncorrected violations under COBRA, with respect to any of VEDO Benefit Arrangements, covered employees, or qualified beneficiaries.

                       3.16.9     To the knowledge of VEDO, VEDO is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, but not including ERISA. VEDO has no material obligations under COBRA or any similar state law with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the knowledge of VEDO, threatened, between VEDO and any of its employees or former employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on VEDO. VEDO is not a party to any collective bargaining agreement or other labor union contract nor does VEDO have knowledge of any activities or proceedings of any labor union or other group to organize any such employees. To the knowledge of VEDO, VEDO has not incurred any liability under, and has complied in all respects with, the WARN Act, and to the knowledge of VEDO, no fact or event exists that could give rise to liability under the WARN Act.

                       3.16.10     Except as set forth in Schedule 3.16.10, VEDO is not a party to any (a) agreement with any executive officer or other key employee of VEDO (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement and the Articles of Merger, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, including, without limitation, any stock option agreement or plan, stock appreciation rights plan or stock purchase plan, stock restriction agreement, restricted stock purchase agreement or employment agreement, any of the benefits of which will be increased, or the vesting of benefits (including contingent rights to equity or payments) of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement and the Articles of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement and the Articles of Merger.

          3.17     Inventories. Except as set forth in Schedule 3.17, all inventories of VEDO reflected in the VEDO Balance Sheet consist of items of merchantable quality and quantity usable and salable at its carrying value in the ordinary course of business, consistent with past practice.

          3.18     Receivables. The accounts receivables and other receivables reflected on the VEDO Balance Sheet, and those arising in the ordinary course of business after the date thereof, are valid receivables that have arisen from bona fide transactions in the ordinary course of business.

          3.19     Orders, Commitments and Returns. All accepted and unfulfilled orders for the sale of products and the performance of services entered into by VEDO and all outstanding contracts or commitments for the purchase of supplies, materials and services by or from VEDO were made in bona fide transactions in the ordinary course of business. There are no material claims against VEDO to return products by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable.

          3.20     Relations with Suppliers and Customers. No material current supplier of VEDO has canceled any contract or order for provision of, and, to the knowledge of VEDO’s officers, there has been no threat in writing by any such supplier not to provide, raw materials, products, supplies or services to the businesses of VEDO either prior to or following the Effective Time.

          3.21     Product Liability Claims. Except as set forth in Schedule 3.21, VEDO has never received a claim, or, to its knowledge, incurred any uninsured or insured liability, for or based upon breach of product warranty (other than warranty service and repair claims incurred in the ordinary course of business and expensed as warranty expense on the Financial Statements for the period in which such claims were incurred), strict liability in tort, general negligence, negligent manufacture of product or any other allegation of liability, including or resulting in, but not limited to, product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use) or sale of its products.

          3.22     Warranties. To the knowledge of VEDO, all products manufactured or sold, and all services provided, by VEDO have materially complied, and are in material compliance with all contractual requirements, warranties or covenants applicable thereto. No product or service manufactured, sold, delivered or performed by VEDO is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions set forth in Schedule 3.22.

          3.23     No Brokers. VEDO is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Articles of Merger or in connection with any transaction contemplated hereby or thereby.

          3.24     Disclosure. Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by VEDO to GoSolutions under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

          3.25     Books and Records.

                       3.25.1     The books, records and accounts of VEDO (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately reflect the transactions and dispositions of the assets of VEDO, and (d) accurately reflect the basis for the Financial Statements.

                       3.25.2     VEDO has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of VEDO is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          3.26     Insurance. VEDO currently maintains and at all times since its inception has maintained fire and casualty, general liability, business interruption, product liability insurance which it believes to be reasonably prudent for similarly sized and similarly situated businesses.

          3.27     Environmental Matters. During the period that VEDO has leased or owned its properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities. VEDO has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to VEDO having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms “disposal,” “release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”). For the purposes of this Agreement “Hazardous Materials” shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a “hazardous substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous materials,” “toxic substance” or “hazardous chemical” under (1) CERCLA; (2) any similar federal, state or local law; or (3) regulations promulgated under any of the above laws or statutes.

          3.28     No Knowledge of Misrepresentations or Omissions. VEDO has no knowledge that the representations and warranties of GoSolutions in this Agreement and the Schedules attached hereto are not true and correct in all material respects, and VEDO has no knowledge of any material errors in, or material omissions from, any Schedule to this Agreement.

ARTICLE IV

CERTAIN PRE-CLOSING COVENANTS

          During the time period from the Agreement Date until the earlier to occur of (i) the Effective Time, or (ii) the termination of this Agreement in accordance with the provisions of Article X, GoSolutions and VEDO each covenant and agree with the other as follows:

          4.1     Advice of Changes. Each party will promptly advise other party in writing (a) of any event occurring subsequent to the Agreement Date that would render any representation or warranty of a party in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, and (b) of any event that would reasonably be expected to have a Material Adverse Effect on such party.

          4.2     Maintenance of Business. Each party agrees to carry on its business in the usual, regular and ordinary course and preserve its business and goodwill, and its relationships with customers, suppliers, vendors, distributors, licensee/licensors, employees and others in substantially the same manner as it has prior to the Agreement Date, to pay its debts and taxes when due (subject to good faith disputes over such debts and taxes) to pay or perform all other obligations when due (subject to good faith disputes over such obligations). If either party becomes aware of a material deterioration in the relationship with any material customer or any supplier, vendor, distributor, licensee/licensors or key employee, it will promptly bring such information to the attention of the other party in writing and, if requested by such other party, will exert its best efforts to restore such relationship.

          4.3     Conduct of Business. Except as expressly contemplated by this Agreement, no party shall, without the prior written consent of the other party:

                  (a)     borrow or lend any money, other than reasonable and normal advances to employees for bona fide travel expenses that are incurred in the ordinary course of a party’s business consistent with such party’s past practices;

                  (b)     enter into any material transaction or agreement or take any other action not in the ordinary course of a party’s business consistent with its past practices;

                  (c)     grant any mortgage, deed of trust, lien, pledge, charge, security interest, restrictions or other encumbrances on any of a party’s assets;

                  (d)     sell, transfer or dispose of any of a party’s assets, except in the ordinary course of such party’s business consistent with its past practices;

                  (e)     enter into any material lease or contract for the purchase or sale of any property of a party, whether real or personal, tangible or intangible;

                  (f)     pay any bonus not accrued as of December 31, 2005, increased salary or special remuneration to any officer, director, employee or consultant of a party, or enter into any new employment or consulting agreement with any such person; provided, however, that GoSolutions shall pay deal bonuses in an aggregate amount not to exceed $25,000;

                  (g)     change any of a party’s accounting methods;

                  (h)     declare, set aside or pay any cash or stock dividend or other distribution in respect of a party’s capital stock, redeem, repurchase or otherwise acquire any of its capital stock or other securities, pay or distribute any cash or property to any stockholder or security holder of a party or make any other cash payment to any stockholder or security holder of a party that is unusual, extraordinary, or not made in the ordinary course of a party’s business consistent with its past practices;

                  (i)     amend or terminate any contract, agreement or license to which a party or its assets and properties are bound, except for (A) amended or waived as provided in Section 5.3, (B) those amended or terminated in the ordinary course of a party’s business, consistent with its past practices and which are not material in amount or effect;

                  (j)     guarantee or act as a surety for any obligation of any third party;

                  (k)     waive or release any material right or claim;

                  (l)     issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities or debt that are potentially exchangeable for, or convertible into, shares of its capital stock, except that VEDO may grant options consistent with its past practices and issue shares of its common stock upon conversion of outstanding options, warrants and convertible notes;

                  (m)     subdivide or split or combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization or reclassification affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

                  (n)     merge, consolidate or reorganize with, or acquire, or enter into any other business combination with, any corporation, partnership, limited liability company or any other entity (other than with a party) or enter into any agreement for such purpose;

                  (o)     amend its charter or Bylaws (except for (i) the amendment of GoSolutions’s Amended and Restated Articles of Incorporation as provided in Section 1.6(b) above or (ii) as required to cleanly effect this transaction);

                  (p)     license any of its technology or Intellectual Property Rights, or acquire any Intellectual Property Rights (or any license thereto) from any third party except for any such license in the ordinary course of such party’s business;

                  (q)     materially change any insurance coverage;

                  (r)     agree to any audit or assessment by any tax authority;

                  (s)     agree to do any of the things described in the preceding clauses 4.3(a) through 4.3(r).

          4.4     Regulatory Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, GoSolutions and VEDO shall use their respective reasonable good faith efforts to (i) make all necessary filings with respect to the Merger and this Agreement under applicable laws and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (ii) make merger notification or other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (iii) obtain all consents, waivers, approvals, authorizations and orders and deliver all notices required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

          4.5     Litigation. Each of GoSolutions and VEDO will notify each other in writing promptly after either learns of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it or any of its subsidiaries, or known by it to be threatened against GoSolutions or VEDO or any of their respective subsidiaries or any of their officers, directors, employees or stockholders in their capacity as such.

          4.6     Exclusivity; Superior Proposal.

          (a)     From and after the Agreement Date until termination of the Agreement in accordance with Article X, each of the parties will not, nor will it authorize or permit any of its respective officers, directors, affiliates or employees, or any investment banker, attorney or other advisor or representative retained by it to, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to disclose the existence of these provisions, (iv) endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Superior Proposal (as defined below); provided, however, that, during the period prior to the adoption of Merger by the GoSolutions Stockholders and VEDO Stockholders, this Section 4.6 shall not prohibit each party from furnishing nonpublic information regarding such party to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Proposal or any offer or proposal that the board of directors of the party reasonably determines in good faith is reasonably likely to lead to a Superior Proposal submitted by such person or group (and not withdrawn), or the board of directors of the party from recommending that its stockholders approve a Superior Proposal if (A) neither the party nor any representative of the party shall have violated any of the restrictions set forth in this Section 4.6, including, but not limited to, obligations under clause (i) above, (B) the board of directors of the party concludes in good faith, after consultation with its outside legal counsel, that such action is consistent with the exercise of its fiduciary obligations to its stockholders under applicable state and federal law, (C)

prior to furnishing any such nonpublic information to, or entering into discussions with, such person or group, the party gives the other party written notice of the receipt of a Superior Proposal and of the party’s intention to furnish nonpublic information to, or enter into discussions with, such person or group and the party receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of the party, and (D) contemporaneously with furnishing any such nonpublic information to such person or group, the party furnishes such nonpublic information to the other party (to the extent such nonpublic information has not been previously furnished by the party to the other party); provided, further, however, that the party shall not be permitted to consummate any transaction(s) contemplated by any Superior Proposal unless and until the party has first terminated this Agreement pursuant to Article X. The parties will, and will cause their respective officers, directors, affiliates, employees, investment bankers, attorneys and other advisors and representatives to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of a party or any investment banker, attorney or other advisor or representative of a party shall be deemed to be a breach of this Section 4.6 by such party.

          (b)     In addition to the obligations of the parties set forth in subsection (a) of this Section 4.6, a party as promptly as practicable shall advise the other party in writing of any Acquisition Proposal or of any request for nonpublic information or other inquiry which the party reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (to the extent known). The parties agree to keep each other informed on a current basis of the status and details (including any material amendments or proposed amendments) of any such request, inquiry or Acquisition Proposal.

          (c)      The following definitions shall apply for purposes of this Section 4.6: (i) “Acquisition Proposal” means any bona fide offer or proposal (other than an offer or proposal by the other party) relating to any Acquisition Transaction; (ii) “Acquisition Transaction” means (a) any transaction or series of related transactions, other than the transactions contemplated by this Agreement, involving the purchase of all or a majority of the capital stock (voting rights) or assets of a party, and (b) any agreement to enter into a business combination with a party; (iii) “Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (a) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving a party pursuant to which the party’s stockholders immediately preceding such transaction hold less than fifty percent (50%) of the equity interest in the surviving or resulting entity of such transaction; (b) a sale or other disposition by a party of all or substantially all of its assets, or (c) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of a party, in each case on terms that the party’s board of directors determines, in its reasonable judgment (after consultation with a financial advisor of nationally recognized reputation), to be more favorable to the party’s stockholders than the terms of the Merger (after taking into account all relevant factors, including all conditions to the offer, the timing of the transaction contemplated by the offer, the risk of nonconsummation thereof and the need for any required governmental or other consents, filings or approvals); provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer is not likely in the reasonable judgment of the party’s board of directors to be obtained by such third party on a timely basis.

          4.7     Access to Information. Until the Closing, each party will allow the other party (and such party’s agents) reasonable access to the files, books, records and offices of such party, including, without limitation, any and all information relating to a party’s taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. Each party will use reasonable efforts to cause its accountants to cooperate with the other party and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. All information obtained by a party or its agents of or regarding the other party (including its business or technology) under this Section 4.7 shall be deemed confidential information under Section 12.17 hereof.

          4.8     Satisfaction of Conditions Precedent. GoSolutions will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article VII, and VEDO will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article VIII. Each party will use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated by this Agreement. GoSolutions shall use its commercially reasonable efforts to obtain any and all consents necessary with respect to those GoSolutions Material Contracts listed in Schedule 2.12 of the GoSolutions Disclosure Schedules (“GoSolutions Material Consents”). VEDO shall use its commercially reasonable efforts to obtain any and all consents necessary with respect to those VEDO Material Contracts listed in Schedule 3.11 of the VEDO Disclosure Schedules (“VEDO Material Consents”).

ARTICLE V

GOSOLUTIONS PRE-CLOSING COVENANTS

          During the time period from the Agreement Date until the earlier to occur of (i) the Effective Time, or (ii) the termination of this Agreement in accordance with the provisions of Article X, GoSolutions covenants and agrees with VEDO as follows:

          5.1.     Approval of GoSolutions Stockholders. Prior to the Closing Date and at the earliest practicable date following the date hereof, GoSolutions will solicit written consents from its GoSolutions Stockholders seeking, or hold a GoSolutions Stockholders Meeting for the purpose of seeking, approval of this Agreement, the Merger and related matters. If GoSolutions holds a GoSolutions Stockholders Meeting, the Board of Directors of GoSolutions will solicit proxies from GoSolutions’s Stockholders to vote such stockholders’ shares at the GoSolutions Stockholders Meeting. In soliciting such written consent or proxies, the Board of Directors of GoSolutions will recommend to the GoSolutions Stockholders that they approve this Agreement and the Merger and shall use its best efforts to obtain the approval of the stockholders of GoSolutions entitled to vote on or consent to this Agreement and the Merger in accordance with Florida Law and GoSolutions’s Amended and Restated Articles of Incorporation and Bylaws or other charter documents.

          5.2     Potential GoSolutions Dissenting Shares. As promptly as practicable after the date of the GoSolutions Stockholders Meeting or the effective date of the written consent of GoSolutions Stockholders approving the Merger and prior to the Closing Date, GoSolutions shall furnish VEDO with the name and address of each GoSolutions Stockholder that dissented to the Merger and the number of shares of owned by each stockholder.

          5.3     Amendment or Waiver of Certain Rights. Prior to and effective as of the Closing, all GoSolutions Stock Options will be exercised or cancelled. Except as otherwise approved in writing by VEDO or otherwise provided herein, all GoSolutions employment agreements shall be terminated as of the Effective Time and GoSolutions’ One Million Dollar ($1,000,000) SunTrust Line of Credit facility will be terminated as of the Closing Date.

          5.4     VEDO Preferred Stock Agreements. Prior to the Closing, GoSolutions shall execute and deliver to VEDO the Merger Voting Agreement, and shall use its best efforts to have the holders of GoSolutions Common Stock and GoSolutions Class A Preferred Stock listed on Exhibit A hereto execute and deliver to VEDO such agreement.

          5.5     Consents and Waivers. GoSolutions shall have obtained all consents, permits and waivers necessary or appropriate for the consummation of the Merger and the same shall be effective as of the Closing Date.

          5.6     Payment of GoSolutons Equity, LLC Promissory Note. Prior to the Closing, GoSolutions shall pay in full the outstanding principal amount and any unpaid, but accrued interest on the GoSolutions Equity, LLC promissory note dated September 1, 2001, in the principal amount of $1,000,000.

ARTICLE VI

VEDO PRE-CLOSING COVENANTS

          During the time period from the Agreement Date until the earlier to occur of (i) the Effective Time, or (ii) the termination of this Agreement in accordance with the provisions of Article X, VEDO covenants and agrees with GoSolutions as follows:

          6.1     Consents and Waivers. VEDO shall have obtained all consents, permits and waivers necessary or appropriate for the consummation of the Merger and the same shall be effective as of the Closing Date.

          6.2     Principal VEDO Stockholders Voting Agreement.     Prior to Closing, VEDO shall use its best efforts to have the Principal VEDO Stockholders execute and deliver to VEDO the Principal VEDO Stockholders Voting Agreement.

ARTICLE VII

CLOSING MATTERS

          7.1     The Closing. Subject to termination of this Agreement as provided in Article X below, the Closing will take place at the offices of Johnson, Pope, Bokor, Ruppel & Burns, LLP, 911 Chestnut Street, Clearwater, FL 33756 at such time and on such date as GoSolutions and VEDO may mutually select (the “Closing Date”). Concurrently with the Closing, the Articles of Merger will be filed in the office of the Florida Department of State.

          7.2     Exchange of Certificates.

                  7.2.1     As of the Effective Time, all shares of GoSolutions Common Stock and GoSolutions Class A Preferred Stock that are outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist and will be converted into the right to receive from VEDO the number of shares of VEDO Common Stock determined as set forth in Section 1.3.1.1 and Section 1.3.1.2, respectively, subject to Section 1.4. As soon as practicable after the Effective Time, each holder of shares of GoSolutions Common Stock and GoSolutions Class A Preferred Stock that are not GoSolutions Dissenting Shares will surrender (i) the certificate(s) representing such shares (the “GoSolutions Certificates”), duly endorsed as requested by VEDO, to VEDO for cancellation at the Effective Time, or (ii) if such certificate(s) has been lost, stolen or destroyed, an affidavit of lost certificate and an indemnity in form and substance reasonably satisfactory to VEDO (the “Affidavit”). Promptly after the Effective Time and receipt of such GoSolutions Certificates or the Affidavit, VEDO will issue to each tendering holder a certificate for the number of shares of VEDO Common Stock to which such holder is entitled pursuant to Section 1.3.1.1 and 1.3.1.2, as applicable, hereof.

                  7.2.2     No dividends or distributions payable to holders of record of VEDO Common Stock after the Effective Time will be paid to the holder of any unsurrendered GoSolutions Certificate(s) until such holder surrenders such GoSolutions Certificate(s) or the Affidavit. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any GoSolutions Certificate or the Affidavit, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions paid with respect to VEDO Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

                  7.2.3     All VEDO Common Stock delivered upon the surrender of GoSolutions Common Stock and GoSolutions Class A Preferred Stock in accordance with the terms hereof will be deemed to have been delivered in full satisfaction of all rights pertaining to such GoSolutions Common Stock and GoSolutions Class A Preferred Stock, as applicable. There will be no further registration of transfers on the stock transfer books of GoSolutions of the GoSolutions Common Stock. If, after the Effective Time, GoSolutions Certificates or Affidavits are presented for any reason, they will be canceled and exchanged as provided in this Section

          7.2.     Except with respect to GoSolutions Dissenting Shares, GoSolutions Certificates outstanding prior to the Merger are surrendered pursuant to Section 7.2.1 above, such certificates will be deemed, for all purposes, to evidence ownership of the number of shares of VEDO Stock into which the GoSolutions Common Stock and GoSolutions Class A Prefererd Stock will have been converted.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF GOSOLUTIONS

          GoSolutions’s obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by GoSolutions, but only in a writing signed by GoSolutions):

          8.1     Accuracy of Representations and Warranties. The representations and warranties of VEDO set forth in Article 3 (as qualified by the VEDO Disclosure Schedules) shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), and GoSolutions shall receive a certificate to such effect executed by VEDO’s Chief Executive Officer.

          8.2     Covenants. VEDO shall have performed and complied in all material respects with all of its covenants contained in Articles 4 and 6 above on or before the Closing, and GoSolutions shall receive a certificate to such effect signed by VEDO’s Chief Executive Officer.

          8.3     Absence of Material Adverse Effect. There will not have occurred any event which has a Material Adverse Effect on VEDO, whether or not such event causes or results in a breach of any representation, warranty or covenant in this Agreement, and GoSolutions will have received a certificate to such effect signed by VEDO’s Chief Executive Officer.

          8.4     Compliance with Law. There will not be issued or enacted or adopted, or threatened in writing by any court, agency or other governmental body, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, rule, regulation, action or proceeding, or any judgment or ruling that prohibits or renders illegal or imposes limitations on the Merger or any other transaction contemplated by this Agreement or any VEDO Ancillary Agreement. No litigation or proceeding will be threatened or pending with the probable effect of enjoining or preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement, or which would be reasonably expected to have a Material Adverse Effect on VEDO.

          8.5     Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any legal or regulatory requirements or authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

          8.6     Hart-Scott-Rodino Compliance. All applicable waiting periods under the HSR Act shall have expired or early termination shall have been granted by both the Federal Trade Commission and the United States Department of Justice.

          8.7     Escrow Agreement. VEDO shall have delivered an executed Escrow Agreement in substantially the form attached hereto as Exhibit C.

          8.8     Registration Rights Agreement. VEDO shall have delivered an executed Registration Rights Agreement in substantially the form attached hereto as Exhibit F.

          8.9     Principal VEDO Stockholder Voting Agreement. VEDO shall have delivered an executed Principal VEDO Stockholder Voting Agreement in substantially the form attached hereto as Exhibit G.

          8.10   Employment Agreements. VEDO shall have delivered executed employment agreements for each of Thor Bendickson, Shaun Pope and Fred Burris with the Surviving Entity in the form attached hereto as Exhibit J, Exhibit K, and Exhibit L, respectively.

          8.11   Opinion of VEDO’s Counsel. GoSolutions shall have received from counsel to VEDO, a legal opinion in the form attached hereto in Exhibit M.

ARTICLE IX

CONDITIONS TO OBLIGATIONS OF VEDO

          The obligations of VEDO hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by VEDO, but only in a writing signed by VEDO):

          9.1     Accuracy of Representations and Warranties. The representations and warranties of GoSolutions set forth in Article 2 (as qualified by the GoSolutions Disclosure Schedules) shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), and VEDO shall receive a certificate to such effect executed by GoSolutions’s Chief Executive Officer.

          9.2     Covenants. GoSolutions shall have performed and complied in all material respects with all of its covenants contained in Articles 4 and 5 on or before the Closing, and VEDO shall receive a certificate to such effect signed by GoSolutions’s Chief Executive Officer.

          9.3     Absence of Material Adverse Effect. There shall not have occurred any event which has a Material Adverse Effect on GoSolutions, whether or not such event causes or results in a breach of any representation, warranty or covenant in this Agreement, and VEDO will have received a certificate to such effect signed by GoSolutions’s Chief Executive Officer.

          9.4.     Minimum Working Capital. At the Effective Time, GoSolutions shall have working capital of not less than negative One Million Three Hundred Seventy Thousand and 00/100’s ($(1,370,000)).

          9.5     Compliance with Law. There will not be issued or enacted or adopted, or threatened in writing by any court, agency or other governmental body, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, rule, regulation, action or proceeding, or any judgment or ruling that prohibits or renders illegal or imposes limitations on the Merger or any other transaction contemplated by this Agreement or any GoSolutions Ancillary Agreement. No litigation or proceeding will be threatened or pending with the probable effect of enjoining or preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement, or which would be reasonably expected to have a Material Adverse Effect on GoSolutions.

          9.6     Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any legal or regulatory requirements or authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

          9.7     Requisite Corporate and Stockholder Approvals. This Agreement and each of the GoSolutions Ancillary Agreements, and each of the transactions contemplated hereby and thereby, will have been duly and validly approved and adopted by the GoSolutions Stockholders in accordance with GoSolutions’s Amended and Restated Articles of Incorporation and Bylaws and other charter documents, each as amended, and applicable law.

          9.8     Opinion of GoSolutions’s Counsel. VEDO shall have received from counsel to GoSolutions, a legal opinion in the form attached hereto in Exhibit N.

          9.9     Hart-Scott-Rodino Compliance. All applicable waiting periods under the HSR Act shall have expired or early termination shall have been granted by both the Federal Trade Commission and the United States Department of Justice.

          9.10     Closing Balance Sheet. GoSolutions shall have delivered, and VEDO shall have accepted, the GoSolutions closing balance sheet dated as of December 31, 2005 (the GoSolutions Closing Balance Sheet”).

          9.11     Employment Agreements. Each of Thor Bendickson, Shaun Pope and Fred Burris shall have entered into new employment agreements with the Surviving Entity in the form attached hereto as Exhibit J, Exhibit K, and Exhibit L, respectively.

          9.12     Exercise or Termination of Rights. All GoSolutions Stock Options shall have been exercised or terminated as of the Closing.

          9.13     Resignations and Appointments. VEDO shall have received the resignations, effective as of the Closing, of all the directors and officers of GoSolutions (but with respect to the officers, not their employment with GoSolutions), except for such persons as shall have been designated in writing prior to the Closing by VEDO.

          9.14     GoSolutions Dissenting Shares. GoSolutions Stockholders holding no more than the number of issued and outstanding GoSolutions voting securities that are convertible into 1,525,000 or more shares of VEDO Common Stock shall have voted against the Merger and exercised their dissenters’ rights.

          9.15     Declaration Regarding Webley Systems, Inc. Patent. GoSolutions and VEDO shall have received the written declaration of MacPherson, Kowk, Chen and Heid, LLP that, based on such firm’s review of the actions of GoSolutions, as stated in a GoSolutions certificate describing such actions, and assuming that GoSolutions is found to have infringed one or more patents held by Parus Holdings, Inc., it is more likely than not that a court would determine that GoSolutions acted in good faith and reasonably believed that it had the right to act in the manner that was found to be infringing.

          9.16.     Lock-up Agreement. GoSolutions Equity, LLC and the Seligman Fund entities set forth in Exhibit P (the “Large Block Stockholders”) shall have entered into a lock-up agreement in the forms attached hereto as Exhibit O and Exhibit P, respectively, pursuant to which each such stockholder will agree not to sell VEDO Common Stock issued pursuant to this Agreement during the period beginning on the Closing Date and ending on December 31, 2006.

          9.17     GoSolutions Certificate. GoSolutions shall have delivered to VEDO a certificate signed on behalf of GoSolutions by its Chief Executive Officer identifying each of the holders of GoSolutions Common Stock and GoSolutions Class A Preferred Stock as of the Effective Time (the “GoSolutions Certificate”), including the name of the holders and the number of shares held.

          9.18     Escrow Agreement. GoSolutions shall have delivered an executed Escrow Agreement in substantially the form attached hereto as Exhibit C.

          9.19     Registration Rights Agreement. GoSolutions shall have delivered an executed Registration Rights Agreement in substantially the form attached hereto as Exhibit F.

ARTICLE X

TERMINATION

          10.1     Termination.

                      10.1.1     This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto.

                      10.1.2     Unless otherwise agreed by the parties hereto, this Agreement will be terminated if all conditions to the Closing have not been satisfied or waived on or before March 31, 2006; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1.2 shall not be available to any party whose failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Article VIII or Article IX or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty or covenant made under this Agreement by such party.

                      10.1.3     Either VEDO or GoSolutions, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

                      10.1.4     Either VEDO or GoSolutions may terminate this Agreement at any time prior to the Closing if the other has committed a material breach of (a) any of its representations and warranties under Article 2 or Article 3 of this Agreement, as applicable; or (b) any of its covenants under Article 4, Article 5 or Article 6 of this Agreement, as applicable, and has not cured such material breach within ten (10) business days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 10.1.4.

                      10.1.5     Either VEDO or GoSolutions may terminate this Agreement at any time prior to the Closing if there has been a material violation or breach by the other party of any covenant, representation or warranty contained in this Agreement that shall prevent the satisfaction of any condition to the obligations of such party at the Closing, and such violation or breach has not been waived by such party or cured within ten (10) business days after written notice thereof from the party seeking to terminate this Agreement.

                      10.1.6     Either VEDO or GoSolutions may terminate this Agreement at any time prior to the Closing in order to accept a Superior Proposal provided that the terminating party has not breached its obligations under Section 4.8 of this Agreement.

          10.2     No Liability. In the event of termination of this Agreement pursuant to this Section 10, this Agreement shall forthwith become void and there shall be no further obligation or liability upon any party in favor of the other party hereto other than the obligations provided in Section 12.17, with respect to Confidential Information; provided, however, that nothing herein will limit the obligation of GoSolutions and VEDO to use their best efforts to cause the Merger to be consummated.

          10.3     Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of either party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE XI

INDEMNIFICATION

          11.1     Survival of Representations and Warranties. Representations and warranties herein made by GoSolutions, VEDO or the Merger Sub hereunder shall be deemed to be remade at and survive the Closing Date through the period ending on December 31, 2006 (the “Indemnification Period”). If written notice of a claim has been given prior to the expiration of the Indemnification Period, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

          11.2.     Indemnification by GoSolutions.

                       11.2.1     Subject to the limitations respecting the survivability of representations and warranties contained in Section 11.1 hereof, GoSolutions agrees to indemnify and hold VEDO and the Surviving Corporation, and their respective directors, officers, successors and assigns (each such person a “VEDO Indemnified Party”) harmless from and against all liability, loss, cost or expense, including, without limitation, reasonable attorneys’ fees, expenses and costs of litigation (individually a “Loss” and collectively, the “Losses”), which any VEDO Indemnified Party may, directly or indirectly, sustain by reason of any of the following:

                       (a)      Any material inaccuracy of any representation or warranty of GoSolutions herein set forth;

                       (b)      The inaccuracy of any certificate or Schedule to this Agreement delivered by GoSolutions to VEDO in accordance with the provisions hereof; or

                       (c)      The material breach of any of the agreements or covenants of GoSolutions contained herein or in any certificate or other document delivered by or on behalf of GoSolutions to VEDO in accordance with the terms hereof.

                       11.2.2     Notwithstanding the foregoing, the parties hereby acknowledge and agree that GoSolutions shall not provide any indemnification to VEDO regarding any liability arising out or related to any claims by Parus Holdings, Inc. or its assignee, alleging infringement by GoSolutions of one or more patents issued to, or owned by, Webley Systems, Inc. or its assignee.

                       11.2.3     Further, notwithstanding any provision to the contrary in this Agreement, GoSolutions shall not have any liability to VEDO, the Merger Sub or any VEDO Indemnified Party hereunder to the extent that the existence of such liability, breach, or falsity of the representation upon which such liability would be based, is disclosed with reasonable particularity in the Schedules to this Agreement or is otherwise disclosed in a written notice to VEDO prior to Closing. Further, neither VEDO nor the Merger Sub (nor any other VEDO Indemnified Person by or through them) shall have any right to indemnification or recovery hereunder to the extent such indemnification or demand for recovery arises out of a breach of representation or warranty actually known to VEDO at the time such representation is made.

          11.3     Maximum Liability. Notwithstanding the foregoing, the maximum aggregate liability of GoSolutions for breaches of the representations, warranties or covenants of GoSolutions hereunder or otherwise shall not exceed the aggregate value of the Escrow Shares (the “Maximum Liability”). VEDO and the Surviving Corporation may not make a claim against GoSolutions for any such breach or breaches until VEDO or the Surviving Corporation have sustained Losses aggregating at least $150,000 (the “Claim Threshold”) in connection with any such breach or breaches, in which case GoSolutions shall be liable for all such Losses above the Claim Threshold (with such Claim Threshold acting as a deductible with respect to recovery thereof), but in no event shall GoSolutions be liable for Losses exceeding the Maximum Liability. The foregoing limitation on the recovery of Losses shall not apply to any Losses relating to or resulting from any fraudulent representations or warranties.

          11.4     Recovery from Other Sources. Prior to exercising indemnification rights under this Article XI, a VEDO Indemnified Party shall use reasonable good faith efforts to obtain any insurance proceeds, settlement payments, salvage, third party recoveries or similar payments (collectively, a “Recovery”) with respect to the Loss for which such VEDO Indemnified Party is seeking indemnification. Any such Recovery shall reduce the amount of any such Loss for which the VEDO Indemnified Party shall otherwise be required to indemnification under this Article XI, provided, however, that any expenses reasonably incurred in seeking a Recovery shall be deemed part of the VEDO Indemnified Party’s Loss for purposes of this Article XI.

          11.5     Indemnification by VEDO.

                      11.5.1     Subject to the limitations respecting the survivability of representations and warranties contained in Section 11.1 hereof, VEDO agrees to indemnify and hold GoSolutions, its shareholders and its directors, officers, successors and assigns (each such person a “GoSolutions Indemnified Party”) harmless from and against all Losses which any GoSolutions Indemnified Party may, directly or indirectly, sustain by reason of any of the following:

                              (a)     Any material inaccuracy of any representation or warranty of VEDO herein set forth;

                              (b)     The inaccuracy of any certificate or Schedule to this Agreement delivered by VEDO to GoSolutions in accordance with the provisions hereof; or

                              (c)     The material breach of any of the agreements or covenants of VEDO contained herein or in any certificate or other document delivered by or on behalf of VEDO to VEDO in accordance with the terms hereof.

                      11.5.2     Notwithstanding the foregoing, the parties hereby acknowledge and agree that VEDO shall not provide any indemnification to GoSolutions regarding any liability arising out or related to any claims by Audiofax or its assignee, alleging infringement by GoSolutions of one or more patents issued to, or owned by, Audiofax or its assignee.

                      11.5.3     Notwithstanding any provision to the contrary in this Agreement, VEDO shall not have any liability to GoSolutions or any GoSolutions Indemnified Party hereunder to the extent that the existence of such liability, breach, or falsity of the representation upon which such liability would be based, is disclosed with reasonable particularity in the Schedules to this Agreement or is otherwise disclosed in a written notice to GoSolutions prior to Closing. Further, neither GoSolutions nor any GoSolutions Indemnified Party shall have any right to indemnification or recovery hereunder to the extent such indemnification or demand for recovery arises out of a breach of representation or warranty actually known to GoSolutions at the time such representation is made.

          11.6     Maximum VEDO Liability. Notwithstanding the foregoing, the maximum aggregate liability of VEDO for breaches of the representations, warranties or covenants of VEDO hereunder or otherwise shall not exceed the aggregate value of $900,000 and shall be payable solely in shares of VEDO Common Stock (the “Indemnification Shares”). The value of the Indemnification Shares issued pursuant to this Section shall be determined as of the date such shares are issued and shall be subject to “piggyback” registration rights as set forth in the Registration Rights Agreement.

          11.7     Notice and Opportunity to Defend.

                      11.7.1     Notice of Asserted Liability. As soon as is reasonably practicable after GoSolutions becomes, on the one hand, or VEDO or the Merger Sub becomes, on the other hand, aware of any claim (but, in any event, within ten (10) days thereof) that it or they have under Section 11.2 that is reasonably expected to result in a Loss to be indemnified hereunder (a “Liability Claim”), such party (the “Indemnified Party”) shall give notice of the Liability Claim (a “Claims Notice”) to the other party (the “Indemnifying Party”). A Claims Notice shall describe the Liability Claim in reasonable detail shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party and shall contain copies of all relevant or supporting information or documentation. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 11.7.1 shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party, except and only to the extent that such delay or failure has prejudiced the Indemnifying Party or is received by the Indemnifying Party after the Indemnification Period.

                      11.7.2     Opportunity to Defend. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within one hundred twenty (120) days after receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought under this Article XI, to assume and conduct the defense of such Liability Claim, in accordance with the limits set forth in this Agreement, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that (i) the defense of such Liability Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; (ii) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; and (iii) the Liability Claim solely seeks (and continues to seek) monetary damages (the conditions set forth in clauses (i) through (iii) are collectively referred to as the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 11.7.2, the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 11.7.2, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Liability Claim; provided, however, that if any of the Litigation Conditions cease to be met, the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred by the Indemnified Party in connection with such defense at and after the time it has provided written notice to the Indemnifying Party that it would be assuming such defense. The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Liability Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it shall have assumed the defense of any Liability Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim which (x) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Liability Claim, or (y) grants any injunctive or equitable relief, or (z) may reasonably be expected to have an adverse effect on the affected business of the Indemnified Party. The Indemnified Party shall have the right to settle any Liability Claim, the defense of which has not been assumed by the Indemnifying Party, in any manner it reasonably may deem appropriate and the Indemnified Party need not consult with, or obtain any consent from the Indemnifying Party in connection therewith, as long as the settlement amount, together with the settlement amount(s) associated with all previously settled Liability Claims, does not exceed the Claim Threshold. To the extent any single Liability Claim, or any Liability Claim when added with all other Liability Claims, exceeds the Claim Threshold, the Indemnified Party shall not have the right to settle any Liability Claim without the prior written consent of the Indemnifying Party, which may not be unreasonably withheld.

                      11.7.3     Reimbursement. In the event that the Indemnifying Party shall undertake, conduct or control the defense or settlement of any Liability Claim and it is later determined that such Liability Claim was not a claim for which the Indemnifying Party is required to indemnify the Indemnified Party under this Article XI, the Indemnified Party shall reimburse the Indemnifying Party for all of its costs and expenses with respect to such settlement or defense, including reasonable attorneys’ fees and disbursements.

          11.8     Exclusive Remedy. The foregoing indemnification provisions in this Article XI shall be the sole and exclusive remedy with respect to the transactions contemplated by this Agreement; provided further that VEDO’s sole and exclusive remedy for any Losses exceeding the Claim Threshold shall be against the Escrow Shares, such claims to be made in accordance with the provisions of the Escrow Agreement.

ARTICLE XII

VEDO’s POST-CLOSING COVENANTS

          12.1     With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Restricted Securities or Penalty Shares to the public without registration, VEDO agrees to use its best efforts to:

                       (a)     Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the Closing Date;

                        (b)     File with the SEC in a timely manner all reports and other documents required of VEDO under the Securities Act and the Exchange Act; and

                        (c)     Take any other action reasonably within its control to make the benefits of Rule 144 available to the recipients of the VEDO Common Stock hereunder and refrain from taking any action reasonably within VEDO’s control which would render the benefits of Rule 144 unavailable to said recipients.

          12.2     With a view to creating a more liquid market for its securities after the Effective Date, VEDO’s Board of Directors shall use commercially reasonable efforts to:

                       (a)     Interview prospective investment banking firms for the purpose of underwriting an offering of VEDO’s securities;

                       (b)     Take such reasonable actions, including consideration of a reverse split of its securities, as may be necessary to cause the VEDO securities to meet the listing standards of the NASDAQ National Market or NASDAQ Small Cap Market; and

                       (c)     Increase exposure of VEDO securities by endeavoring to cause one or more securites firms to publish research regarding VEDO.

ARTICLE XIII

GENERAL PROVISIONS

          13.1     Governing Law; Jurisdiction. The internal laws of the State of Florida (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Each of the parties hereby irrevocably consents and submits to the jurisdiction of the courts of the state or federal courts sitting in County of Pinellas, Florida in connection with any actions or proceedings arising out of or relating to this Agreement.

          13.2     Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          13.3     Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

          13.4     Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both parties reflected hereon as signatories.

          13.5     Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

          13.6     Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of the GoSolutions Stockholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the GoSolutions Stockholders and VEDO Stockholders without obtaining such further approval.

          13.7     No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

          13.8     Expenses. Each party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby.

          13.9     Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal).

          13.10     Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile (with confirmation of receipt), sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile (provided the sender receives confirmation of receipt), three (3) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses:

(a)	If to VEDO:

VillageEDOCS or VEDO Merger Sub, Inc.
14471 Chambers Road
Suite 105
Tustin, CA 92687
Attention: K. Mason Conner, Chief Executive Officer
Facsimile No.: (800) 837-9515

with a copy to:

Johnson, Pope, Bokor, Ruppel & Burns, LLP
911 Chestnut Street
Clearwater, FL 33756
Attention: A. R. Neal
Facsimile No.: (727) 441-8617

(b)	If to GoSolutions:

GoSolutions, Inc.
1901 Ulmerton Road
Suite 400
Clearwater, FL 33762
Attention: Thor Bendickson, Chief Executive Officer
Facsimile No.: (877) 812-2646

with a copy to:

Shumaker, Loop & Kendrick, LLP
101 E. Kennedy Boulevard, Suite 2800
Tampa, Florida 33602
Attn: W. Thompson Thorn, III, Esq.
Fax No.: (813) 229-1660
E-mail Address: tthorn@slk-law.com

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section13.10.

          13.11     Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

          13.12     Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to Schedules, such reference shall be to a Schedule included in the applicable Disclosure Schedules to be delivered by each of GoSolutions or VEDO (as the case may be) to the other party in connection with the execution of this Agreement, which Disclosure Schedules contain exceptions to the representations and warranties made by the parties hereunder and other information called for under this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. References to an agreement shall be deemed to include such agreement as amended, modified or supplemented. References to a statute, rule or regulation are to such statute, rule or regulation, as amended. For purposes of this Agreement, the term “Material Adverse Effect” when used with respect to a party means any change, event, circumstance or effect, whether or not caused by an event causing or resulting in a breach of a representation, warranty, covenant or agreement of such party in this Agreement, that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations, results of operations or employees of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, circumstance or effect is caused by or results from (i) changes in general economic conditions, or (ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner). For purposes of this Agreement the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the officers or directors of such party has actual knowledge of such matter without independent investigation.

          13.13     No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

          13.14     Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

          13.15     Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or employee of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

          13.16     Public Announcement. Prior to the Closing, the parties will consult with each other prior to making any public announcement regarding the Merger; provided that the content and timing of any such announcement shall be subject to the reasonable agreement of each party.

          13.17     Confidentiality. GoSolutions and VEDO each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, VEDO and GoSolutions each agrees (a) to use its respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this section will not apply to information that (i) is or becomes part of the public domain without breach of a nondisclosure obligation to the other party, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by law (provided that the party being compelled to make such disclosure of the other party’s confidential information will notify such other party and permit the other party to take legal action to resist such disclosure). If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party. This Section 12.17 shall survive the termination or expiration of this Agreement.

          13.18     Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VILLAGEEDOCS

By:	/s/ K. Mason Conner

K. Mason Conner
Its:	Chief Executive Officer

GOSOLUTIONS, INC.

By:	/s/ Thor Bendickson

Thor Bendickson
Its:	Chief Executive Officer

VEDO MERGER SUB, INC.

By:	/s/ K. Mason Conner

Its:	President